Filed Pursuant to Rule 424(b)(3)
Registration No. 333-295091
Registration No. 333-295091-01

PROSPECTUS

Qwest Corporation

Offers to Exchange

All Outstanding Notes of the Series Specified Below Issued By Qwest Corporation

and Solicitation of Consents to Amend the Related Qwest Indentures

Withdrawal Deadline: 5:00 p.m., New York City Time, June 9, 2026, unless extended

Expiration Date: 5:00 p.m., New York City Time, June 9, 2026, unless extended

We are offering to exchange (each, an “exchange offer” and, collectively, the “exchange offers”) any and all validly tendered and accepted notes of the following series of notes described in the below table issued by Qwest Corporation (“Qwest”) for notes to be issued by Qwest and to be fully and unconditionally guaranteed on an unsecured basis (such guarantees, the “Guarantees”) by Lumen Technologies, Inc. (“Lumen” or the “Guarantor”) as described in, and for the consideration summarized in, the table below.

Aggregate Principal Amount	Series of Notes Issued by Qwest to be Exchanged (Collectively, the “Old Qwest Notes”)	CUSIP No.	Series of New Notes to be Issued by Qwest (collectively, the “New Qwest Notes”)(1)(2)	Exchange Consideration(2)	Consent Fee(3)
				New Qwest Notes (principal amount)	Cash
$977,500,000	6.5% Notes due 2056 (the “Old 2056 Notes”)	74913G 881	Option 1: 6.500% Notes due 2051 (the “New 6.500% 2051 Notes”), $25 denominations or Option 2: New 6.500% 2051 Notes, $1 denominations	$ 25	$ 0.0625

$660,000,000	6.75% Notes due 2057 (the “Old 2057 Notes”)	74913G 873	Option 1: 6.750% Notes due 2052 (the “New 6.750% 2052 Notes”), $25 denominations or Option 2: New 6.500% 2051 Notes, $1 denominations	$ 25	$ 0.0625

(1)

Qwest is offering to exchange any and all of (i) the Old 2056 Notes for the New 6.500% 2051 Notes and (ii) the Old 2057 Notes for (a) the New 6.750% 2052 Notes or (b) the New 6.500% 2051 Notes issued in denomination of $1 and integral multiples of $1 in excess thereof. Each existing holder of the Old 2056 Notes who exchanges their Old 2056 Notes for New 6.500% 2051 Notes may elect to receive New 6.500% 2051 Notes having denominations of (i) $25 and integral multiples of $25 in excess thereof or (ii) $1 and integral multiples of $1 in excess thereof. The New 6.500% 2051 Notes will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture.

(2)

Consideration per $25 principal amount of Old Qwest Notes validly tendered, subject to any rounding as described herein. The Exchange Consideration (as defined herein) will include an amount in cash equal to the accrued and unpaid interest on the Old Qwest Notes accepted for exchange in the exchange offers, from the most recent date on which interest was paid to, but not including, the Settlement Date (as defined herein), and interest on the New Qwest Notes will accrue from and including the Settlement Date.

(3)

Consideration in the form of a cash payment of $0.0625 per $25 principal amount of the Old Qwest Notes for consents to the proposed amendments to the applicable Old Qwest Indenture under which such series of Old Qwest Notes were issued that are validly delivered prior to the Expiration Date described below and not validly withdrawn.

Certain institutional investors (collectively, the “Support Parties”) that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

The Dealer Managers for the exchange offers and Solicitation Agents for the consent solicitations are:

Lead Dealer Manager and Solicitation Agent

Morgan Stanley

Co-Dealer Managers and Solicitation Agents

BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Wells Fargo Securities

The date of this prospectus is May 22, 2026

(continued)

In exchange for each note (or unit) per $25 principal amount of Old Qwest Notes that is validly tendered prior to 5:00 p.m., New York City time, on June 9, 2026, as it may be extended as described herein (the “Expiration Date”), and not validly withdrawn, holders will be eligible to receive the exchange consideration set out in the table above (the “Exchange Consideration”), which in each case consists of (i) $25 principal amount of the corresponding New Qwest Notes and (ii) a cash payment of $0.0625 (a “Consent Fee”).

The Exchange Consideration will include an amount in cash equal to the accrued and unpaid interest on the Old Qwest Notes accepted for exchange in the exchange offers, from the most recent date on which interest was paid to, but not including, the Settlement Date (as defined below), and interest on the New Qwest Notes will accrue from and including the Settlement Date.

Qwest will pay a soliciting dealer fee of $0.03 for each note (or unit) per $25 principal amount of the Old Qwest Notes that are validly tendered prior to the Expiration Date and not validly withdrawn to retail brokers that are appropriately designated by their tendering holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by holders (a) whose aggregate principal amount of the Old Qwest Notes is $250,000 or less and (b) that properly elect to receive their New Qwest Notes in denominations of $25 and integral multiples thereof. The soliciting dealer fee to retail brokers will not be paid with respect to any tender for which the holder or beneficial owner elects to receive New 6.500% 2051 Notes under the global note(s) providing for denominations of $1 and integral multiples thereof. See “The Exchange Offers and Consent Solicitations—Soliciting Dealer Fee.”

Qwest will pay the Consent Fee on the Settlement Date. Holders of Old Qwest Notes for which no consent is delivered prior to the Expiration Date (or Old Qwest Notes for which a valid consent is delivered, but such consent is revoked prior to the Expiration Date) will not receive any Consent Fee, even though the proposed amendments to the Old Qwest Indentures (as defined below), if they become operative, will bind all holders of the applicable series of Old Qwest Notes, including any transferees of current holders. Other than the Consent Fee given to holders who validly tender (and do not validly withdraw) their Old Qwest Notes prior to the Expiration Date, no payment will be made for a holder’s consent to the proposed amendments to the Old Qwest Indentures.

Holders of the Old 2056 Notes have the option to exchange their Old 2056 Notes into new 6.500% notes due 2051 (the “New 6.500% 2051 Notes”) issued by Qwest in denominations of (a) $25 and any integral multiples thereof or (b) $1 and any integral multiples thereof. The New 6.500% 2051 Notes will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture.

Holders of the Old 2057 Notes have the option to exchange their Old 2057 Notes into new 6.750% notes due 2052 (the “New 6.750% 2052 Notes,” together with New 6.500% 2051 Notes, the “New Qwest Notes”) or New 6.500% 2051 Notes issued under the global note(s) providing for denominations of $1 and integral multiples thereof. The New 6.750% 2052 Notes will only be issued in denominations of $25 and integral multiples thereof, and not in any other denomination.

Each New 6.500% 2051 Note issued in exchange for an Old Qwest Note will have a maturity date of September 1, 2051 and each New 6.750% 2052 Note issued in exchange for an Old 2057 Note will have a maturity date of June 15, 2052, and interest on the New Qwest Notes will accrue from (and including) the Settlement Date. The interest rate, interest payment dates, and redemption prices of the New 6.500% 2051 Notes and the New 6.750% 2052 Notes to be issued by Qwest in the exchange offers will be the same as the Old 2056 Notes and the Old 2057 Notes, respectively. The principal amount of each New Qwest Note will be rounded down, if necessary, to the nearest whole multiple of the applicable New Qwest Notes, in the case of the New 6.500% 2051 Notes, $25 or $1, as applicable, and in the case of the New 6.750% 2052 Notes, $25, and we will pay cash equal to the remaining portion, if any, of the exchange price of such Old Qwest Note. Tenders of Old Qwest Notes in connection with any of the exchange offers may be withdrawn and consents to the proposed amendments may be revoked at any time prior to 5:00 p.m., New York City time, on June 9, 2026, as it may be extended as described herein (the “Withdrawal Deadline”), but may not be withdrawn or revoked at any time thereafter. Consents may be revoked prior to the Withdrawal Deadline only by validly withdrawing the associated tendered Old Qwest Notes. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Old Qwest Indenture, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes. Following the Withdrawal Deadline, tenders of Old Qwest Notes may not be validly withdrawn and consents may not be revoked unless we elect in our sole discretion to amend the exchange offers and consent solicitation to allow such actions or we are otherwise required by law to permit withdrawal. To the extent we elect to allow additional withdrawal rights after the Withdrawal Deadline, we may elect to do so without also allowing additional consent revocation rights. The exchange offers will expire immediately following 5:00 p.m., New York City time, on June 9, 2026, as it may be extended as described herein (the “Expiration Date”). You may withdraw tendered Old Qwest Notes at any time prior to the Withdrawal Deadline. As of the date of this prospectus, there was $977,500,000 aggregate principal amount of outstanding Old 2056 Notes and $660,000,000 aggregate principal amount of outstanding Old 2057 Notes.

Concurrently with the exchange offers, we are also soliciting consents from each holder of the Old Qwest Notes, upon the terms and conditions set forth in this prospectus (each, a “consent solicitation” and, collectively, the “consent solicitations”), to certain proposed amendments (the “proposed amendments”) to the indenture, dated as of October 15, 1999, by and between US West Communications, Inc. (currently named Qwest Corporation) and Bank One Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of August 19, 2004, by and between Qwest and U.S. Bank National Association, as further supplemented by the Sixteenth Supplemental Indenture, dated as of August 22, 2016, by and between Qwest and U.S. Bank National Association, designating and outlining the terms and conditions of the 6.500% Notes due 2056 (as so supplemented, the “2056 Notes Indenture”), and as further supplemented by the Seventeenth Supplemental Indenture dated as of April 27, 2017, by and between Qwest and U.S. Bank National Association, designating and outlining the terms and conditions of the 6.750% Notes due 2057 (as so supplemented, the “2057 Notes Indenture”; the 2056 Notes Indenture and the 2057 Notes Indenture, each an “Old Qwest Indenture” and, collectively, the “Old Qwest Indentures”).

Certain institutional investors (collectively, the “Support Parties”) that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

By tendering your Old Qwest Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the Old Qwest Indenture(s) under which those Old Qwest Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.”

Consents to the proposed amendments may be revoked at any time prior to the Withdrawal Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Qwest Notes prior to the Withdrawal Deadline. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes.

The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option and in our sole discretion, waive any such conditions. Receipt of the Requisite Consents (as defined herein) is not a condition to the consummation of the exchange offers.

Assuming the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” we plan to issue the New Qwest Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). We have applied to list the New 6.750% Notes due 2052 and the New 6.500% 2051 Notes in $25 denominations on the New York Stock Exchange (the “NYSE”). If the application is approved, we expect the New 6.750% Notes due 2052 and the New 6.500% 2051 Notes in $25 denominations to begin trading on the NYSE on the original issue date or promptly thereafter. We do not expect the New 6.500% 2051 Notes in $1 denominations to be listed.

Each exchange offer and consent solicitation for a series of Old Qwest Notes is being made independently of the exchange offer and consent solicitation for the other series of Old Qwest Notes and is not conditioned upon the completion of the other exchange offer or consent solicitation. We reserve the right to terminate, withdraw, amend or extend each exchange offer or consent solicitation without also terminating, withdrawing, amending or extending the other exchange offer or consent solicitation. Each exchange offer and consent solicitation is subject to the satisfaction or waiver of certain conditions set forth in this prospectus. We may terminate any exchange offer or consent solicitation in our sole discretion, including if any of the conditions described under “The Exchange Offers and Consent Solicitations – Conditions to the Exchange Offers and Consent Solicitations” are not satisfied or waived by the Expiration Date.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 25 of this prospectus for a discussion of risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Qwest, Lumen, the exchange agent, the information agent, the trustees under the Old Qwest Indentures, the trustee under the indentures governing the New Qwest Notes or any of the Dealer Managers and Solicitation Agents makes any recommendation as to whether holders of Old Qwest Notes should exchange their Old Qwest Notes in the exchange offers or deliver consents to the proposed amendments to the Old Qwest Indentures.

The date of this prospectus is May 22, 2026

ABOUT THIS PROSPECTUS

As used in this prospectus, unless otherwise specified or unless the context otherwise requires, the terms “Qwest,” “Company,” “Issuer,” “we,” “us,” and “our” refer to Qwest Corporation, a Colorado corporation, including, unless otherwise expressly stated or the context requires otherwise, its consolidated subsidiaries.

As used in this prospectus, the term “Lumen” refers to Lumen Technologies, Inc., a Louisiana corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries.

The information contained in this prospectus is not complete and may be changed. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, and none of Qwest, Lumen or the Dealer Managers and Solicitation Agents takes any responsibility for any unauthorized information or representations. This prospectus constitutes an offer to exchange only the New Qwest Notes offered hereby and only for the applicable Old Qwest Notes described herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”). You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements. These statements include, among others:

•	forecasts of our and Lumen’s anticipated future results of operations, cash flows or financial position;

•

statements concerning our and Lumen’s completed, pending, or proposed transactions, including with respect to the completed sale of Lumen’s Mass Markets Fiber-to-the-Home business in 11 states (Arizona, Colorado, Florida, Idaho, Iowa, Minnesota, Nebraska, Nevada, Oregon, Utah, and Washington) (the “Territory”) to a wholly-owned subsidiary of AT&T Inc. (“AT&T”), investments, product development, statements regarding federal and state broadband support programs, including their expected impact on competition in our markets, implementation of the new enterprise resource planning system, Private Connectivity FabricSM (“PCF”), initiatives related to artificial intelligence, other network capacity buildouts, transformation plans, deleveraging plans, modernization and simplification initiatives, participation in government programs, and other initiatives, including benefits or costs associated therewith;

•

statements about our and Lumen’s liquidity, profitability, profit margins, tax positions, tax assets, tax rates, anticipated tax refunds, asset values, contingent liabilities, growth opportunities, growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, product capabilities, impacts from regulatory and legislative developments, investment and expenditure plans, business strategies, leverage, capital allocation plans, financing or refinancing alternatives and sources, and our ability to manage the effects of ongoing geopolitical instability, including armed conflicts, tariffs, inflation, sanctions, and supply constraints on our costs, revenues, network expansion plans, and service delivery; and

•

other similar statements of our expectations, beliefs, future plans and strategies, anticipated developments, and other matters that are not historical facts, many of which incorporate words such as “may,” “will,” “would,” “could,” “should,” “plans,” “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “proposes,” “targets,” “intends,” “likely,” “seeks,” “hopes,” or variations or similar expressions with respect to the future.

These forward-looking statements are based upon our judgment and assumptions as of the date such statements are made concerning future developments and events, many of which are beyond our control. These forward-looking statements, and the assumptions upon which they are based, (i) are not guarantees of future results and are based on current expectations only, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. All of our forward-looking statements included or incorporated by reference herein are qualified in their entirety by reference below to factors that could cause our actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward-looking statements. These factors include but are not limited to those risks referenced in the “Risk Factors” section or other portions of this prospectus, the Qwest 2025 Form 10-K (as defined elsewhere in this prospectus), the Lumen 2025 Form 10-K (as defined elsewhere in this prospectus) and our and Lumen’s other reports filed with the SEC and incorporated by reference to this prospectus.

You are cautioned not to place undue reliance on forward-looking statements contained or incorporated by reference in this prospectus. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the respective dates of those documents or, in the case of documents incorporated by reference or deemed to be incorporated by reference in this prospectus, as of the respective dates those documents were filed with the SEC and we undertake no obligation to update any such forward-looking statements or other information contained in this prospectus or the documents incorporated by reference herein or to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the respective dates or filing dates, as the case may be, of those documents or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking statements in this prospectus and the documents incorporated by reference herein might not occur.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” certain information we and Lumen file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other offering materials we may provide you in connection with the offering of securities, or in any other document we or Lumen as the case may be, subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

We incorporate by reference the documents listed below under the captions “—Qwest SEC Filings” and “—Lumen SEC Filings” and any future filings made by us or Lumen with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of securities described in this prospectus. Notwithstanding the foregoing or anything to the contrary contained in this prospectus, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC (including, without limitation, any information “furnished” pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits “furnished” pursuant to Item 9.01 of Form 8-K). You may obtain copies of any of the documents incorporated by reference herein by visiting the SEC’s website at http://www.sec.gov. The information on or accessible through the SEC’s website is not incorporated into and does not form a part of this prospectus, except for our and Lumen’s respective SEC reports expressly incorporated by reference herein as described below.

Qwest SEC Filings

(a) Qwest’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 20, 2026 (the “Qwest 2025 Form 10-K”).

(b) Qwest’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 5, 2026.

(b) Qwest’s Current Reports on Form 8-K filed February 3, 2026, March  17, 2026, April 20, 2026, May 5, 2026, May 12, 2026 and May 20, 2026 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

Lumen SEC Filings

(a) Lumen’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 20, 2026 (the “Lumen 2025 Form 10-K”);

(b) Lumen’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 5, 2026.

(b) The portions of Lumen’s Definitive Proxy Statement on Schedule 14A, filed on April 6, 2026, incorporated by reference Lumen 2025 Form 10-K; and

(c) Lumen’s Current Reports on Form 8-K filed on January 6, 2026, January 9, 2026, February  2, 2026, February  3, 2026, February  4, 2026, March  17, 2026, April  16, 2026, April  16, 2026, April  17, 2026, April 20, 2026, April 30, 2026, May 5, 2026, May 7, 2026, May 12, 2026, May 14, 2026, May  20, 2026, May  20, 2026, May  20, 2026, and May 21, 2026 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

You may also request a copy of the filings incorporated by reference herein at no cost by writing or telephoning us at the following address:

Qwest Corporation

931 14th Street

Denver, Colorado 80202

Attention: Corporate Secretary

(318) 388-9000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. To obtain timely delivery, you must make the request no later than June 2, 2026 (five business days before the Expiration Date).

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please see “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as Item 1A “Risk Factors” incorporated by reference into this prospectus from Lumen’s and our most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Lumen’s and our other reports filed with the SEC and incorporated by reference in this prospectus for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations.

Our Company

We are a leading digital networking services company, empowering enterprise businesses to fuel growth in a multi-cloud, AI-first marketplace by connecting people, data, and applications quickly, securely, and effortlessly. We are unleashing the world’s digital potential by providing a broad array of integrated products and services to our domestic and global Business customers and our domestic Mass Markets customers. We operate one of the world’s most interconnected communications networks. Our platform empowers our customers to swiftly adjust digital programs to meet immediate demands, create efficiencies, accelerate market access, and reduce costs, which allows our customers to rapidly evolve their IT programs to address dynamic changes.

Our principal executive offices are located at 931 14th Street Denver, Colorado 80202 and our telephone number is (318) 388-9000.

Additional information about us and our subsidiaries and Lumen and its subsidiaries is included in documents incorporated by reference into this prospectus. For more information, see “Where You Can Find More Information.”

Recent Developments

Refinancing Transactions

On May 6, 2026, Level 3 Financing announced the pricing of its $1 billion of 7.500% Senior Notes due 2037 (the “Unsecured Notes Offering”), a portion of the net proceeds of which will be used by Level 3 Financing, Lumen, and Qwest Capital Funding to purchase certain of their respective unsecured notes in a concurrent cash tender offer, subject to the conditions and terms set forth in an offer to purchase dated May 6, 2026 (the “Unsecured Notes Tender Offers”), and to pay accrued and unpaid interest, fees and expenses in connection therewith. To the extent the net proceeds of the Unsecured Notes Offering are not applied in connection with the Unsecured Notes Tender Offers, Level 3 Financing intends to use the net proceeds for general corporate purposes. The Unsecured Notes Offering is expected to be completed on May 21, 2026, subject to the satisfaction or waiver of customary closing conditions.

On May 13, 2026, Level 3 Financing (i) refinanced all of the outstanding secured term B-4 loan facilities under its existing Credit Agreement, dated March 22, 2024 (the “Existing Level 3 Credit Agreement”), by and among Level 3 Financing, Level 3 Parent, LLC (“Level 3”), Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto and (ii) entered into an amendment to the Existing Level 3 Credit Agreement (the “Third Amendment”) (the transactions referred to in clauses (i) and (ii), the “Credit Facilities Transactions”). The Third Amendment amended the Existing Level 3

Credit Agreement to, among other things, reduce the pricing on Level 3’s term loan facility (the “Term Loan Facility”), and to make related changes to effect such repricing (collectively with the Unsecured Notes Offering and the Unsecured Notes Tender Offers, the “Refinancings”).

As used in this prospectus, the term Refinancings assumes that 100% of certain unsecured notes of Level 3 Financing are tendered in the Unsecured Notes Tender Offers and are accepted in accordance with the terms (including the caps and acceptance priority levels) set forth in the offer to purchase relating to such Unsecured Notes Tender Offers, such that the maximum aggregate purchase price in the Unsecured Notes Tender Offers is paid.

Support Agreement

Prior to the date of this prospectus, Lumen, Qwest, and the Support Parties representing approximately 30.3% aggregate principal amount of the Old 2056 Notes and approximately 24.2% aggregate principal amount of the Old 2057 Notes, entered into a support agreement (the “Support Agreement”), dated as of May 18, 2026. Pursuant to the Support Agreement, the Support Parties agreed to, among other things, (i) furnish their consents to the proposed amendments and (ii) validly tender (and not validly withdraw) their outstanding Old Qwest Notes held by such Support Parties in the exchange offers, in each case, prior to the Expiration Date. The Support Agreement will automatically terminate, among other circumstances, at 5:00 p.m., E.T., on June 30, 2026.

Questions and Answers Regarding the Exchange Offer and Consent Solicitation

Q: Do I need to re-tender my Old Qwest Notes if I tendered prior to the Post-Effective Amendment No. 1?

A: Holders of Old Qwest Notes that tendered prior to the date of this Post-Effective Amendment No. 1 are required to re-tender (or cause the valid re-tender of) their Old Qwest Notes. Tenders of Old Qwest Notes made prior to the date of this Post-Effective Amendment No. 1 have been automatically withdrawn, and you must validly re-tender (or cause the valid tender of) your Old Qwest Notes using the procedures described in this prospectus. The proper tender of Old Qwest Notes will constitute an automatic consent to the proposed amendments to the applicable Old Qwest Indenture under which such series of Old Qwest Notes were issued. The procedures by which you may tender or cause to be tendered Old Qwest Notes will depend upon the manner in which you hold the Old Qwest Notes as described in “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Q: Why is Qwest making the exchange offers and consent solicitations?

A: Qwest is conducting the exchange offers and consent solicitations to give existing holders of Old Qwest Notes the option to obtain securities that are guaranteed by Lumen and as part of Lumen’s overall capital structure simplification objectives, including better alignment of the Company’s balance sheet with how management runs the business. Completion of the exchange offers and consent solicitations are expected to ease the administrative burden to Lumen’s finance and legal teams as Qwest intends to cease filing reports with the SEC under the Exchange Act, in reliance on Rule 12h-5 under the Exchange Act, subject to Lumen’s periodic reports containing the disclosures required by Rule 13-01 of Regulation S-X.

Q: What will I receive if I tender my Old Qwest Notes in the exchange offers and consent solicitations?

A: Subject to the conditions described in this prospectus, for each Old Qwest Note that is validly tendered prior to 5:00 p.m., New York City time, on June 9, 2026, as it may be extended as described herein (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive (i) a New Qwest Note of the applicable series (as designated in the table below), which will be guaranteed by Lumen, and (ii) cash.

In exchange for each note (or unit) per $25 principal amount of the Old Qwest Notes that is validly tendered prior to the Expiration Date, and not validly withdrawn, holders will be eligible to receive the Exchange Consideration, which consists of (i) $25 principal amount of the corresponding New Qwest Notes and (ii) the Consent Fee.

The Exchange Consideration will include an amount in cash equal to the accrued and unpaid interest on the Old Qwest Notes accepted for exchange in the exchange offers, from the most recent date on which interest was paid to, but not including, the Settlement Date. Interest on the New Qwest Notes will accrue from (and including) the Settlement Date.

The New Qwest Notes will be issued under and governed by the terms of the New Qwest Indenture described under “The Exchange Offers and Consent Solicitations.” The New 6.750% 2052 Notes will be issued only in denominations of $25 and integral multiples of $25 in excess thereof. Holders of the Old 2056 Notes have the option to exchange their Old 2056 Notes into New 6.500% 2051 Notes in denominations of (a) $25 and any integral multiples thereof or (b) $1 and any integral multiples thereof. The New 6.500% 2051 Notes will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture. Holders of the Old 2057 Notes have the option to exchange their Old 2057 Notes into New 6.750% 2052 Notes or New 6.500% 2051 Notes issued under the global note(s) providing for denominations of $1 and integral multiples thereof. The New 6.750% 2052 Notes will only be issued in denominations of $25 and integral multiples thereof, and not in any other denomination. See “Description of New

Qwest Notes—General.” If Qwest would be required to issue New Qwest Notes in a denomination other than as set forth in the preceding sentences, Qwest will, in lieu of such issuance:

•	issue New Qwest Notes in a principal amount that has been rounded down to the nearest lesser applicable whole multiple of such New Qwest Notes; and

•	pay a cash amount equal to:

•

the difference between (i) the principal amount of the New Qwest Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the New Qwest Notes actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

You may not consent to the proposed amendments to an Old Qwest Indenture without tendering your Old Qwest Notes related to such Old Qwest Indenture in the appropriate exchange offer and you may not tender your Old Qwest Notes for exchange without consenting to the proposed amendments to the Old Qwest Indenture related to such Old Qwest Notes. By tendering your Old Qwest Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Old Qwest Indenture under which those Old Qwest Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” Consents to the proposed amendments may be revoked at any time prior to the Withdrawal Deadline by withdrawing the Old Qwest Notes you have tendered prior to the Withdrawal Deadline, but you will not be able to revoke your consent after the Withdrawal Deadline, as further described in this prospectus. Consents may be revoked only by validly withdrawing the associated tendered Old Qwest Notes prior to the Withdrawal Deadline. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes.

Series of Notes Issued by Qwest to be Exchanged (collectively, the “Old Qwest Notes”)	Series of Notes to be Issued by Qwest (collectively, the “New Qwest Notes”)
6.5% Notes due 2056	6.500% Notes due 2051, in denominations of (a) $1 or (b) $25

6.75% Notes due 2057	(a) 6.750% Notes due 2052, in denominations of $25 or (b) 6.500% Notes due 2051, in denominations of
$1

Q: What are the proposed amendments?

A: The proposed amendments will eliminate substantially all of the covenants in the applicable Old Qwest Indenture.

If valid consents to the proposed amendments have been received from the holders of at least a majority of the outstanding aggregate principal amount of a series of the Old Qwest Notes, voting as a separate series (the “Requisite Consents”) prior to the Expiration Date, assuming the conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the Old Qwest Indenture related to such Old Qwest Notes will be deleted (or modified as indicated):

•	Reports by the Company (Section 4.02)

•	Lien on Assets (Section 4.03); and

•	Successor Corporation (Article 5);

Conforming Changes, etc. The proposed amendments would also amend the applicable Old Qwest Indenture to make certain conforming or other changes to such Old Qwest Indenture and the related Old Qwest Notes, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the covenants contemplated by the proposed amendments would, among other things, permit Qwest and its subsidiaries to take actions that could be adverse to the interests of the remaining holders of the applicable series of outstanding Old Qwest Notes. See “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New Qwest Notes.”

Q: What are the consequences of not participating in the exchange offers and consent solicitations?

A: If you do not participate in the exchange offers, you will not receive New Qwest Notes in the exchange offers and will continue to hold your Old Qwest Notes and not receive the benefit of having Lumen provide a guarantee as described in “Description of New Qwest Notes—Lumen Guarantee”. As part of Qwest simplifying its reporting obligations, Qwest de-listed the Old Qwest Notes from the NYSE, de-registered the Old Qwest Notes and intends to cease filing reports with the SEC under the Exchange Act, in reliance on Rule 12h-5 under the Exchange Act, subject to Lumen’s periodic reports containing the disclosures required by Rule 13-01 of Regulation S-X. As a result, whether or not the proposed amendments are effected, it is expected that holders will not be entitled to receive annual, quarterly and other reports from Qwest following the exchange offers. In addition, if the proposed amendments to an Old Qwest Indenture have been adopted, the proposed amendments will be applicable to the particular series of Old Qwest Notes related to such Old Qwest Indenture and will apply to all Old Qwest Notes of that series that are not acquired in the exchange offers, even though the holders of those Old Qwest Notes of that series did not consent to the proposed amendments. Thereafter, all such Old Qwest Notes will be governed by the applicable Old Qwest Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the applicable Old Qwest Indenture or those applicable to the New Qwest Notes. In particular, holders of the Old Qwest Notes under an amended Old Qwest Indenture will no longer be entitled to the benefits of various covenants and other provisions that are deleted from such Old Qwest Indenture.

The Support Parties that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

In addition, credit ratings on the Old Qwest Notes that remain outstanding may be downgraded or withdrawn upon the completion of the exchange offers. The trading market for any remaining Old Qwest Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Old Qwest Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Old Qwest Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Qwest Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Qwest Notes.

See “Risk Factors.”

Q: How do the Old Qwest Notes differ from the New Qwest Notes to be issued in the exchange offers?

A: The Old Qwest Notes are the obligations solely of Qwest and are governed by the relevant Old Qwest Indenture. The New Qwest Notes will be the obligations of Qwest, with a guarantee from Lumen on the terms described in “Description of New Qwest Notes—Lumen Guarantee”, and will be governed by the New Qwest

Indenture, to be dated as of the Settlement Date, by and among Qwest and U.S. Bank Trust Company, National Association, as trustee (the “New Qwest Base Indenture”), as supplemented by the First Supplemental Indenture to the New Qwest Base Indenture, to be dated as of the Settlement Date, by and among Qwest, Lumen and U.S. Bank Trust Company, National Association (the “Qwest Supplemental Indenture” and, together with the New Qwest Base Indenture, the “New Qwest Indenture”). In addition, each series of the New Qwest Notes has an earlier maturity date than the corresponding series of the Old Qwest Notes. For descriptions of additional differences, see “Description of the Differences between the New Qwest Notes and the Old Qwest Notes.”

Q: What is the ranking of the New Qwest Notes?

A: The New Qwest Notes (i) will be our senior unsecured obligations, will rank senior to our obligations to make payments under any of our existing and future subordinated debt, and will rank equally in right of payment with our obligations to make payments under all of our existing and future unsecured and unsubordinated debt; (ii) will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness; and (iii) will be guaranteed by Lumen on the terms described under “Description of New Qwest Notes—Lumen Guarantee.” See “Risk Factors—Risks Related to the Exchange Offers and Consent Solicitations—There are significant differences between the New Qwest Notes and the Old Qwest Notes.”

The New Qwest Notes will only be guaranteed by Lumen. The New Qwest Notes will not be guaranteed by any of our subsidiaries nor by any of Lumen’s subsidiaries, and therefore will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to us or Lumen) of our subsidiaries and Lumen’s subsidiaries (other than us), to the extent of the assets of those subsidiaries.

Lumen’s guarantee of the New Qwest Notes (i) will be Lumen’s senior unsecured obligation, will rank senior to Lumen’s obligations to make payments under any of its existing and future subordinated debt, and will rank equally in right of payment with its obligations to make payments under all of its existing and future unsecured and unsubordinated debt; (ii) will be effectively subordinated in right of payment to any of Lumen’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness; and (iii) will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to Lumen) of Lumen’s subsidiaries (other than us) to the extent of the assets of those subsidiaries.

As of March 31, 2026, on an as further adjusted basis after giving effect the Refinancings and assuming all Old Qwest Notes had been validly tendered and exchanged in the exchange offers on that date (but without giving effect to related fees and expenses), Lumen had approximately $13.1 billion of outstanding indebtedness on a consolidated basis (excluding $131 million of unamortized net original issuance discounts, and deferred financing costs), approximately $6.3 billion of which was unsecured senior debt and approximately $6.8 billion of which was senior secured debt, and Lumen has approximately $769 million of senior secured debt borrowing availability under its Revolving Credit Facility. Lumen’s consolidated indebtedness excludes intercompany indebtedness between Lumen and its affiliates, including approximately $2.7 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 as of March 31, 2026. After giving effect to the repayment of $1.2 billion of secured intercompany loans on April 28, 2026, there is approximately $1.5 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 pursuant to the intercompany loans. See “Risk Factors—Risks Related to the New Qwest Notes— Because the New Qwest Notes will be structurally subordinated to the obligations of the Issuer’s subsidiaries that do not guarantee the New Qwest Notes, noteholders may not be fully repaid if the Issuer becomes insolvent. In addition, the Issuer’s subsidiaries must make payments to the Issuer in order for the Issuer to make payments on the New Qwest Notes.” and “Description of New Qwest Notes—Ranking.”

Q: What consents are required to effect the proposed amendments to an Old Qwest Indenture?

A: In order for the proposed amendments to an Old Qwest Indenture to be adopted, receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of the series of the Old Qwest Notes related to such Old Qwest Indenture, voting as separate series (referred to as the Requisite Consents), must be received prior to the Expiration Date for the exchange offer. Receipt of the Requisite Consents is not a condition to the consummation of the exchange offers.

Q: What are the conditions to the exchange offer and consent solicitations?

A: The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option and in our sole discretion, waive any such conditions. Receipt of the Requisite Consents is not a condition to the consummation of any of the exchange offers. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q: Will Qwest accept all tenders of Old Qwest Notes?

A: Subject to the satisfaction or waiver of the conditions to the exchange offers, we will accept for exchange any and all Old Qwest Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn.

Q: When will Qwest issue New Qwest Notes and pay the cash consideration?

A: Assuming the conditions to the exchange offers are satisfied or waived, Qwest will issue New Qwest Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date (the “Settlement Date”).

Q: When will the proposed amendments to an Old Qwest Indenture become effective?

A: If we receive the Requisite Consents with respect to a series of Old Qwest Notes before the Expiration Date, the proposed amendments to the Old Qwest Indenture with respect to such series of Old Qwest Notes will become effective on the Settlement Date, assuming the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

The Support Parties that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

Q: When will the exchange offers and consent solicitations expire?

A: Each exchange offer and consent solicitation will expire immediately following 5:00 p.m., New York City time, on June 9, 2026 unless we, in our sole discretion, extend the exchange offers and consent solicitations, in which case the Expiration Date will be the latest date and time to which the exchange offers and consent solicitations is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q: Can I withdraw after I tender my Old Qwest Notes and deliver my consent?

A: You may withdraw tendered Old Qwest Notes at any time prior to the Withdrawal Deadline; provided that, if we have not yet accepted Old Qwest Notes for exchange, tenders of Old Qwest Notes may also be validly withdrawn at any time after 12:00 a.m. Midnight, New York City time, on June 19, 2026 (which is the 60th day following the commencement of the exchange offers) pursuant to Section 14(d)(5) of the Exchange Act (as applicable to the exchange offers by way of Rule 162(a)(2) under the Exchange Act). Consents to the proposed amendments may be revoked at any time prior to the Withdrawal Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Qwest Notes prior to the Withdrawal Deadline. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes. To the extent we elect to allow additional withdrawal rights after the Withdrawal Deadline, we may elect to do so without also allowing additional consent revocation rights.

Following the Withdrawal Deadline, tenders of Old Qwest Notes may not be validly withdrawn unless Qwest is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Old Qwest Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.” Other than the Exchange Consideration and the Consent Fee given to holders who validly tender (and do not validly withdraw) their Old Qwest Notes prior to the Expiration Date, no payment will be made for a holder’s consent to the proposed amendments to the Old Qwest Indentures.

Q: How do I exchange my Old Qwest Notes if I am a beneficial owner of Old Qwest Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Old Qwest Notes for me?

A: Currently, all of the Old Qwest Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company. However, if any Old Qwest Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your Old Qwest Notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Qwest Notes Held Through a Nominee.”

Q: Will the New Qwest Notes be listed on an exchange?

A: All series of the Old Qwest Notes have been de-listed from the NYSE. The exchange offers give existing holders of Old Qwest Notes the ability to obtain Qwest securities that will be listed on the NYSE. We have applied to list the New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations on the NYSE. If the application is approved, we expect the New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations to begin trading on NYSE on the original issue date or promptly thereafter. However, there can be no assurance as to whether the application will be approved by the NYSE, the development or liquidity of active trading markets for any series of the New Qwest Notes. We do not expect the New 6.500% 2051 Notes in $1 denominations to be listed. See “Risk Factors—Risks Related to the New Qwest Notes—An active trading market may not develop or be maintained for the New Qwest Notes.”

Q: To whom should I direct any questions?

A: Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the Lead Dealer Manager and Solicitation Agent:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention: Global Debt Advisory Group

Collect: (212) 761-1057

Toll Free: (800) 624-1808

Email: lmny@morganstanley.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Attn: Michael Horthman

Banks and Brokers Call: (212) 257-2075

All Others Call Toll Free: (800) 755-3105

Email: lumen@dfking.com

Amendments and Supplements

We may amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein. See “Where You Can Find More Information.”

No Appraisal or Dissenters’ Rights

Holders of the Old Qwest Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Old Qwest Indentures and the Old Qwest Notes, or under the terms of the Old Qwest Indentures in connection with the exchange offers and consent solicitations. See “The Exchange Offers and Consent Solicitations—Absence of Dissenters’ Rights.”

The Exchange Offers and Consent Solicitations

Exchange Offers	Qwest is hereby offering to exchange, upon the terms and conditions set forth in this prospectus, any and all of each series of outstanding Old Qwest Notes listed on the front cover of this prospectus for newly issued series of New Qwest Notes that are fully and unconditionally guaranteed by Lumen. The New 6.500% 2051 Notes will have a maturity date of September 1, 2051 and the New 6.750% 2052 Notes will have a maturity date of June 15, 2052. The interest rate, interest payment dates, and redemption prices of the New 6.500% 2051 Notes and the New 6.750% 2052 Notes to be issued by Qwest in the exchange offers will be the same as the Old 2056 Notes and the Old 2057 Notes, respectively.

Holders of Old 2056 Notes may elect to receive New 6.500% 2051 Notes in denominations of either $1 and integral multiples thereof, or $25 and integral multiples thereof and, accordingly, the New 6.500% 2051 Notes will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers, but that otherwise constitute the same series for voting purposes, and that will be issued under the same supplemental indenture.

Holders of Old 2057 Notes may elect to receive either (a) New 6.750% 2052 Notes issued in denominations of $25 and integral multiples thereof or (b) New 6.500% 2051 Notes issued under the global note(s) providing for denominations of $1 and integral multiples thereof (the New 6.750% 2052 Notes will only be issued in denominations of $25 and integral multiples thereof, and not in any other denomination).

The principal amount of each New Qwest Note will be rounded down, if necessary, to the nearest whole multiple of the applicable New Qwest Notes, in the case of the New 6.500% 2051 Notes, $25 or $1, as applicable, and in the case of the New 6.750% 2052 Notes, $25, and we will pay cash equal to the remaining portion, if any, of the exchange price of such Old Qwest Note. The Exchange Consideration will include an amount in cash equal to the accrued and unpaid interest on the Old Qwest Notes accepted for exchange in the exchange offers, from the most recent date on which interest was paid to, but not including, the Settlement Date. Interest on the New Qwest Notes will accrue from (and including) the Settlement Date.

Each exchange offer and consent solicitation for a series of Old Qwest Notes is being made independently of the exchange offer and consent solicitation for the other series of Old Qwest Notes and is not conditioned upon the completion of the other exchange offer or consent solicitation. Further, Qwest reserves the right to terminate, withdraw, amend or extend each exchange offer or consent solicitation without also terminating, withdrawing, amending or extending the other exchange offer or consent solicitation. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	Qwest is soliciting consents to the proposed amendments of the Old Qwest Indentures from holders of the Old Qwest Notes upon the terms and conditions set forth in this prospectus. You may not tender your Old Qwest Notes of a series for exchange without delivering a consent to all of the proposed amendments to the Old Qwest Indenture related to such series of Old Qwest Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected, will, among other things, eliminate substantially all of the covenants in the applicable Old Qwest Indenture. See “The Proposed Amendments.”

Requisite Consents	Assuming the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations - Conditions to the Exchange Offers and Consent Solicitations,” for the proposed amendments to be adopted with respect to a series of the Old Qwest Notes, the valid consents of the holders of at least a majority of the then outstanding aggregate principal amount of such series of the Old Qwest Notes, voting as separate series, must be obtained before the Expiration Date. Receipt of the Requisite Consents is not a condition to the consummation of any of the exchange offers. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Procedures for Participating in the Exchange Offers and Consent Solicitations

If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your Old Qwest Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”). See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Holders of the Old 2057 Notes must elect through DTC whether you wish to receive (a) New 6.750% 2052 Notes issued in denominations of $25 and integral multiples of $25 in excess thereof or (b) New 6.500% 2051 Notes issued under the global note(s) providing for denominations of $1 and integral multiples of $1 in excess thereof. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Holders of the Old 2056 Notes must elect through DTC whether you wish to receive the New 6.500% 2051 Qwest Notes in denominations of (a) $25 and integral multiples of $25 in excess thereof or (b) $1 and integral multiples of $1 in excess thereof. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Exchange Consideration and Consent Fee

In exchange for each note (or unit) per $25 principal amount of the Old Qwest Notes that is validly tendered prior to the Expiration Date and not validly withdrawn (and subject to the applicable minimum denominations), holders will be eligible to receive the Exchange Consideration, which in each case consists of (i) $25 principal amount of the applicable series of New Qwest Notes and (ii) the Consent Fee (which consists of a cash payment of $0.0625).

The Exchange Consideration will include an amount in cash equal to the accrued and unpaid interest on the Old Qwest Notes accepted for exchange in the exchange offers, from the most recent date on which interest was paid to, but not including, the Settlement Date.

Election of Denomination for the New 6.500% 2051 Notes	Each existing holder of the Old 2056 Notes who exchanges their Old 2056 Notes for New 6.500% 2051 Notes may elect to receive New 6.500% 2051 Notes having denominations of (i) $25 and integral multiples of $25 in excess thereof or (ii) $1 and integral multiples of $1 in excess thereof.

The New 6.500% 2051 Notes will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture.

Soliciting Dealer Fee	Qwest will pay a soliciting dealer fee of $0.03 for each note (or unit) per $25 principal amount of the Old Qwest Notes that are validly tendered prior to the Expiration Date and not validly withdrawn to retail brokers that are appropriately designated by their tendering holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by holders (a) whose aggregate principal amount of the Old Qwest Notes is $250,000 or less and (b) that properly elect to receive their New Qwest Notes in denominations of $25 and integral multiples thereof. The soliciting dealer fee to retail brokers will not be paid with respect to any tender for which the holder or beneficial owner elects to receive New 6.500% 2051 Notes under the global note(s) providing for denominations of $1 and integral multiples thereof. See “The Exchange Offers and Consent Solicitations—Soliciting Dealer Fee.”

Expiration Date

Each exchange offer and consent solicitation will expire immediately following 5:00 p.m., New York City time, on June 9, 2026, or a later date and time to which Qwest extends such exchange offer and consent solicitation.

Withdrawal and Revocation

Tenders of Old Qwest Notes may be validly withdrawn at any time prior to the Withdrawal Deadline; provided that, if we have not yet accepted Old Qwest Notes for exchange, tenders of Old Qwest Notes may also be validly withdrawn at any time after 12:00 a.m. Midnight, New York City time, on June 19, 2026 (which is the 60th day following the commencement of the exchange offers) pursuant to Section 14(d)(5) of the Exchange Act (as applicable to the exchange offers by way of Rule 162(a)(2) under the Exchange Act). Consents to the proposed amendments may be revoked at any time prior to the Withdrawal Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Qwest Notes prior to the Withdrawal Deadline. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes. To the extent we elect to allow additional withdrawal rights after the Withdrawal Deadline, we may elect to do so without also allowing additional consent revocation rights.

Following the Withdrawal Deadline, tenders of Old Qwest Notes may not be validly withdrawn unless Qwest is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Old Qwest Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions

The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option and in our sole discretion, waive any such conditions. For information about other conditions to our obligations to complete the exchange offers and consent solicitations, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Acceptance of Old Qwest Notes and Consents and Delivery of New Qwest Notes

You may not consent to the proposed amendments to the Old Qwest Indenture without tendering your Old Qwest Notes in the appropriate exchange offer and you may not tender your Old Qwest Notes of a series for exchange without consenting to the proposed amendments with respect to the Old Qwest Indenture related to such Old Qwest Notes.

Subject to the satisfaction or waiver of the conditions to the exchange offers and consent solicitations, Qwest will accept for exchange any and all Old Qwest Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering Old Qwest Notes will also constitute valid delivery of consents to the proposed amendments to the Old Qwest Indenture, Qwest will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Old Qwest Notes exchanged will be cancelled. The New Qwest Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of the DTC promptly on the Settlement Date, assuming the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We will return to you any Old Qwest Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of Qwest Notes for Exchange; New Qwest Notes.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Old Qwest Notes for New Qwest Notes

If you do not participate in the exchange offers, you will not receive New Qwest Notes in the exchange offers and will continue to hold your Old Qwest Notes. As part of Qwest simplifying its reporting obligations, Qwest has de-listed the Old Qwest Notes from the NYSE, de-registered the Old Qwest Notes and intends to cease filing reports with the SEC under the Exchange Act, in reliance on Rule 12h-5 under the Exchange Act, subject to Lumen’s periodic reports containing the disclosures required by Rule 13-01 of Regulation S-X. As a result, whether or not the proposed amendments are effected, it is expected that holders will not be entitled to receive annual, quarterly and other reports from Qwest following the exchange offers. In addition, if the proposed amendments to the Old Qwest Indenture have been adopted, the proposed amendments, applicable to the particular series of Old Qwest Notes, will apply to all Old Qwest Notes of such series that are not acquired in the exchange offers, even though the holders of those Old Qwest Notes did not consent to the proposed amendments. Thereafter, all such Old Qwest Notes will be governed by the applicable Old Qwest Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those Old Qwest Notes compared to those currently in such Old Qwest Indenture. In particular, holders of the Old Qwest Notes under the amended Old

Qwest Indenture will no longer be entitled to the benefits of various covenants and other provisions that are deleted from such Old Qwest Indenture.

The Support Parties that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

In addition, credit ratings on the Old Qwest Notes that remain outstanding may be downgraded or withdrawn upon the completion of the exchange offers. The trading market for any remaining Old Qwest Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Old Qwest Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Old Qwest Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Qwest Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Qwest Notes.

See “Risk Factors.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent and Dealer Managers and Solicitation Agents	D.F. King & Co., Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Morgan Stanley & Co. LLC is serving as the Lead Dealer Manager and Solicitation Agent and BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are serving as Co-Dealer Managers and Solicitation Agents.

The addresses, email addresses and the facsimile and telephone numbers of the exchange agent and information agent and the Lead Dealer Manager and Solicitation Agent appear on the back cover of this prospectus.

We have other business relationships with the exchange agent and the Dealer Managers and Solicitation Agents, as described in “The Exchange Offers and Consent Solicitations—Exchange Agent” and “The Exchange Offers and Consent Solicitations—Dealer Managers & Solicitation Agents.”

No Guaranteed Delivery Procedures

No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your Old Qwest Notes and deliver your consent by the Expiration Date in order to participate in the exchange offers.

No Recommendation

None of Qwest, Lumen, the Dealer Managers and Solicitation Agents, the information agent, the exchange agent or the trustees under the Old Qwest Indenture or the New Qwest Indenture makes any recommendation in connection with the exchange offers or consent solicitations as to whether any holder of the Old Qwest Notes should tender or refrain from tendering all or any portion of the principal amount of that holder’s Old Qwest Notes (and in so doing, consent to the adoption of the proposed amendments to the Old Qwest Indenture), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 25 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the Lead Dealer Manager and Solicitation Agent:

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Attention: Global Debt Advisory Group Collect: (212) 761-1057 Toll Free: (800) 624-1808 Email: lmny@morganstanley.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Attn: Michael Horthman

Banks and Brokers Call: (212) 257-2075

All Others Call Toll Free: (800) 755-3105

Email: lumen@dfking.com

We may amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein. See “Where You Can Find More Information.”

The New Qwest Notes

The following summary contains basic information about the New Qwest Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the New Qwest Notes, see “Description of New Qwest Notes.” In this summary, references to “Qwest,” “we,” “us” and “our” refer to Qwest Corporation, as issuer of the New Qwest Notes, and not to any of the subsidiaries of Qwest Corporation.

Issuer	Qwest Corporation, a Colorado corporation.

Notes Offered	We are offering up to $1,637,500,000 aggregate principal amount of New Qwest Notes of the following series:

1.	Up to $1,637,500,000 aggregate principal amount of 6.500% Notes due September 1, 2051; or

2.	Up to $660,000,000 aggregate principal amount of 6.750% Notes due June 15, 2052.

Interest Rates; Interest Payment Dates; Maturity Dates

The New 6.500% 2051 Notes issued in exchange for an Old Qwest Note will have a maturity date of September 1, 2051. The New 6.750% 2052 Notes issued in exchange for an Old 2057 Note will have a maturity date of June 15, 2052.

Each New Qwest Notes received in exchange for the tendered Old Qwest Notes will accrue interest from (and including) the Settlement Date.

The interest rate, interest payment dates, and redemption prices of the New 6.500% 2051 Notes and the New 6.750% 2052 Notes to be issued by Qwest in the exchange offers will be the same as the Old 2056 Notes and the Old 2057 Notes, respectively.

Interest Rates and Maturity Dates	Quarterly Interest Payment Dates	Expected First Interest Payment Date
6.500% Notes due September 1, 2051	March 1, June 1, September 1, and December 1	September 1, 2026

6.750% Notes due June 15, 2052	March 15, June 15, September 15, and December 15	September 15, 2026

Denominations	The New 6.500% 2051 Notes will be issued in denominations of (i) $25 and integral multiples of $25 in excess thereof or (ii) $1 and integral multiples of $1 in excess thereof, and will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture. The New 6.750% 2052 Notes will only be issued in denominations of $25.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Qwest Notes in connection with the exchange offers. In exchange for issuing the New Qwest Notes and paying the cash consideration, we will receive Old Qwest Notes that will be cancelled and not reissued. See “Use of Proceeds.”

Ranking	The New Qwest Notes (i) will be our senior unsecured obligations, will rank senior to our obligations to make payments under any of our existing and future subordinated debt, and will rank equally in right of payment with our obligations to make payments under all of our existing and future unsecured and unsubordinated debt; (ii) will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness; and (iii) will be guaranteed by Lumen on the terms described under “Description of New Qwest Notes—Lumen Guarantee.”

The New Qwest Notes will only be guaranteed by Lumen. The New Qwest Notes will not be guaranteed by any of our subsidiaries nor by any of Lumen’s subsidiaries, and therefore will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to us or Lumen) of our subsidiaries and Lumen’s subsidiaries (other than us), to the extent of the assets of those subsidiaries.

Lumen’s guarantee of the New Qwest Notes (i) will be Lumen’s senior unsecured obligation, will rank senior to Lumen’s obligations to make payments under any of its existing and future subordinated debt, and will rank equally in right of payment with its obligations to make payments under all of its existing and future unsecured and unsubordinated debt; (ii) will be effectively subordinated in right of payment to any of Lumen’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness; and (iii) will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to Lumen) of Lumen’s subsidiaries (other than us) to the extent of the assets of those subsidiaries.

As of March 31, 2026, on an as further adjusted basis after giving effect to the Refinancings and assuming all Old Qwest Notes had been validly tendered and exchanged in the exchange offers on that date (but without giving effect to related fees and expenses), Lumen had approximately $13.1 billion of outstanding indebtedness on a consolidated basis (excluding $131 million of unamortized net original issuance discounts, and deferred financing costs), approximately $6.3 billion of which was unsecured senior debt and approximately $6.8 billion of which was senior secured debt, and Lumen has approximately $769 million of senior secured debt borrowing availability under its Revolving Credit Facility. Lumen’s consolidated indebtedness excludes intercompany indebtedness between Lumen and its affiliates, including approximately $2.7 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 as of March 31, 2026. After giving effect to the repayment of $1.2 billion of secured intercompany loans on April 28, 2026, there is approximately $1.5 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 pursuant to the intercompany loans. See “Risk Factors—Risks Related to the New Qwest Notes—Because the New Qwest Notes will be structurally subordinated to the obligations of the Issuer’s subsidiaries that do not guarantee the New Qwest Notes, noteholders may not be fully repaid if the Issuer becomes insolvent. In addition, the Issuer’s subsidiaries must make payments to the Issuer in order for the Issuer to make payments on the New Qwest Notes.” and “Description of New Qwest Notes—Ranking.”

Guarantees	The New Qwest Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Lumen, unless and until such time as Lumen is released from its obligations under the New Qwest Indenture as described below.

The guarantee of the New Qwest Notes by Lumen will be automatically and unconditionally released: (i) upon consummation of any transaction resulting in Lumen ceasing to constitute a direct or indirect parent of Qwest; or (ii) if Qwest exercises the legal defeasance option or covenant defeasance option or effects a satisfaction and discharge of the New Qwest Indenture, in each case, in accordance with the provisions described under “—Discharge and Defeasance”.

As discussed above, Lumen’s guarantee of the New Qwest Notes can be released under certain circumstances. Accordingly, you should consider the risk that Lumen may in the future cease to be a guarantor of the New Qwest Notes in making an investment decision to participate in the exchange offers. See “Risk Factors.”

Optional Redemption	We may redeem any series of New Qwest Notes before their stated maturity in whole, or in part, from time to time, at the redemption price described under “Description of New Qwest Notes—Optional Redemption.”

Listing	All series of the Old Qwest Notes were de-listed from the NYSE. Qwest has applied to list the New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations on the NYSE. If the application is approved, we expect the New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations to begin trading on the NYSE on the original issue date or promptly thereafter. We do not expect the New 6.500% 2051 Notes in $1 denominations to be listed.

No Trading Market	Each series of New Qwest Notes constitutes a new issue of securities, for which there is no existing trading market. Although we intend to apply to list the New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations on the NYSE, we cannot provide you with any assurance regarding whether the application will be approved by the NYSE, whether active trading markets for any series of the New Qwest Notes will develop, the ability of holders of the New Qwest Notes to sell their New Qwest Notes or the prices at which holders may be able to sell their New Qwest Notes. If no active trading markets develop, you may be unable to resell the New Qwest Notes at any price or at their fair market value or at all.

Trustee	The trustee for the New Qwest Notes will be U.S. Bank Trust Company, National Association.

Governing Law	The New Qwest Notes, the New Qwest Indenture and the Guarantees will be governed by the laws of the State of New York.

Risk Factors	For risks related to participating in any of the exchange offers and consenting to the proposed amendments, please read the section entitled “Risk Factors” beginning on page 25 of this prospectus.

RISK FACTORS

Participating in the exchange offers and consenting to the proposed amendments involves a number of risks. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in the New Qwest Notes. In particular, we urge you to consider carefully the risk factors associated with each of Qwest and Lumen, as well as the risk factors set forth in this “Risk Factors” section. The risk factors associated with Qwest and Lumen can be found under Qwest’s and Lumen’s respective reports filed with the SEC and incorporated by reference in this prospectus, including Qwest’s and Lumen’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026.

Risks Related to the New Qwest Notes

Because the New Qwest Notes will be structurally subordinated to the obligations of the Issuer’s subsidiaries that do not guarantee the New Qwest Notes, noteholders may not be fully repaid if the Issuer becomes insolvent. In addition, the Issuer’s subsidiaries must make payments to the Issuer in order for the Issuer to make payments on the New Qwest Notes.

The New Qwest Notes will only be guaranteed by Lumen. The New Qwest Notes will not be guaranteed by any of our subsidiaries nor by any of Lumen’s subsidiaries, and therefore will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to us or Lumen) of our subsidiaries and Lumen’s subsidiaries (other than us), to the extent of the assets of those subsidiaries. Holders of any preferred stock of any of the Issuer’s or Lumen’s subsidiaries and creditors, including trade creditors, of any of those subsidiaries have and will have claims relating to the assets of that subsidiary that are structurally senior to the New Qwest Notes. That is, the New Qwest Notes are structurally subordinated to the indebtedness, preferred stock and other obligations of the Issuer’s subsidiaries and Lumen’s subsidiaries (other than us). Holders of the New Qwest Notes have no claims to the assets of any of the Issuer’s or Lumen’s subsidiaries. Furthermore, holders of any preferred stock of any of the Issuer’s subsidiaries or Lumen’s subsidiaries (other than us) and creditors, including trade creditors and other subsidiaries of the Issuer or Lumen that have made intercompany loans to such subsidiaries, have and will have claims relating to the assets of that subsidiary that are structurally senior to the New Qwest Notes. The Issuer’s and Lumen’s subsidiaries may in the future incur additional indebtedness and other obligations or issue preferred stock. As such, the New Qwest Notes will be structurally subordinated to the debt, preferred stock and other obligations of the Issuer’s subsidiaries or Lumen’s subsidiaries (other than us), and those obligations may increase in the future. Lumen’s Guarantee of the New Qwest Notes can be released under certain circumstances. If Lumen’s Guarantee of the New Qwest Notes is released, the New Qwest Notes will not have any claim (residual or otherwise) to any assets of Lumen or Lumen’s subsidiaries, other than Qwest and Qwest’s subsidiaries.

At March 31, 2026, a substantial portion of Lumen’s consolidated indebtedness was issued or guaranteed by certain of Lumen’s domestic subsidiaries that will not guarantee the New Qwest Notes and substantially all of Lumen’s other consolidated liabilities constituted obligations of Lumen’s subsidiaries that will not guarantee the New Qwest Notes. As such, in the event of our insolvency, holders of this other indebtedness and obligations, unlike holders of New Qwest Notes, will be able to seek payments from Lumen’s subsidiaries that have issued or guaranteed such other indebtedness or obligations. In addition, Lumen’s subsidiaries may in the future incur additional indebtedness and other obligations or issue preferred stock. The New Qwest Notes will be structurally subordinated to the indebtedness and other obligations (including trade payables) and preferred stock of Lumen’s subsidiaries that will not guarantee the New Qwest Notes, and such indebtedness, other obligations and preferred stock may increase in the future.

Additionally, Lumen is a holding company with no material operating assets and, accordingly, substantially all of Lumen’s income and operating cash flow is dependent upon the earnings of Lumen’s subsidiaries and the distribution of funds to Lumen from its subsidiaries in the form of dividends, loans or other payments. As a result, Lumen relies upon its subsidiaries to generate the funds necessary to meet its obligations, including the payment of amounts owed under Lumen’s Guarantee of the New Qwest Notes. Lumen’s subsidiaries are separate and distinct legal entities that are not guarantors of the New Qwest Notes and have no obligation to pay any amounts due pursuant to the New Qwest Notes or, subject to limited exceptions for tax-sharing purposes, to make any funds available to Lumen to repay Lumen’s obligations, whether by dividends, loans or other payments. State law applicable to each of Lumen’s subsidiaries restricts the amount of dividends that they may pay. Restrictions that have been or may be imposed by state regulators (either in connection with obtaining necessary approvals for our acquisitions or in connection with our regulated operations), and restrictions imposed by debt agreements applicable to Level 3 and Qwest and certain of Lumen’s other subsidiaries, limit the amount of funds that Lumen’s subsidiaries are permitted to transfer to Lumen, including the amount of dividends that may be paid to Lumen. Moreover, Lumen’s rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of the New Qwest Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. For all these reasons, we cannot assure you that Lumen will have access to cash generated by its subsidiaries in amounts sufficient to fund Lumen’s Guarantee of the New Qwest Notes.

In addition, the New Qwest Notes will be effectively subordinated in right of payment to any of our existing or future secured indebtedness to the extent of the value of the assets securing any such indebtedness.

The New Qwest Notes will not be secured by any collateral, and will be subordinated to current and future indebtedness secured by collateral.

The obligations of the Issuer under the New Qwest Notes and the obligations of the Guarantor under its guarantee of the New Qwest Notes will not be secured by liens on any of the Issuer’s or the Guarantor’s assets. The New Qwest Notes and the guarantee thereof, as applicable, are effectively subordinated to the rights of the holders of Qwest or Lumen’s current secured indebtedness to the extent of the value of the assets securing such indebtedness, and would be effectively subordinated to the rights of holders of indebtedness incurred by the Issuer or the Guarantor in the future that is secured by assets of the Issuer or the Guarantor (or any unsecured indebtedness of the Issuer or Guarantor that is currently outstanding and is ratably secured by the Issuer or Guarantor in the future).

Lumen and its affiliates (including Qwest) have a significant amount of indebtedness, and can incur substantial additional debt, which could adversely affect our financial performance and impact our ability to make payments on the New Qwest Notes.

Lumen and its affiliates (including Qwest) continue to carry significant debt. As of March 31, 2026, on an as further adjusted basis after giving effect to the Refinancings and assuming all Old Qwest Notes had been validly tendered and exchanged in the exchange offers on that date (but without giving effect to related fees and expenses), Lumen had approximately $13.1 billion of outstanding indebtedness on a consolidated basis (excluding $131 million of unamortized net original issuance discounts, and deferred financing costs), approximately $6.3 billion of which was unsecured senior debt and approximately $6.8 billion of which was senior secured debt, and Lumen has approximately $769 million of senior secured debt borrowing availability under its Revolving Credit Facility. Lumen’s consolidated indebtedness excludes intercompany indebtedness between Lumen and its affiliates, including approximately $2.7 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 as of March 31, 2026. After giving effect to the repayment of $1.2 billion of secured intercompany loans on April 28, 2026, there is approximately $1.5 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 pursuant to the intercompany loans. For additional information, see “Capitalization.”

Subject to certain qualifications, limitations and restrictions, the current terms of Lumen’s and our debt instruments and the debt instruments of Lumen’s and our subsidiaries permit us and them to incur or guarantee additional debt and other liabilities, including additional borrowing under the New Lumen Revolving Credit Facility and additional indebtedness that could be secured or guaranteed by our affiliates. If we or Lumen incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service the

New Qwest Notes, will increase. In addition, the Issuer, Lumen and their respective subsidiaries regularly evaluate their capital structures (including on a consolidated basis), and will continue to do so in light of market conditions and their respective financial positions. The Issuer, Lumen and their respective subsidiaries may determine from time to time to undertake additional debt issuances or to undertake other transactions relating to their capital structure, which could include intercompany transfers of equity interests of our and their respective subsidiaries (which could include Qwest becoming a subsidiary of Level 3) and/or providing guarantees of other indebtedness (which could include the Issuer or Lumen providing guarantees of indebtedness of Level 3). Any such debt issuances or other transactions could adversely affect the market price of, and your ability to recover your investment in, the New Qwest Notes and the Old Qwest Notes, as applicable.

Lumen’s and its affiliates’ significant levels of debt can adversely affect Lumen and its affiliates (including Qwest) in several other respects, including:

•

limiting Lumen’s and its affiliates’ (including Qwest’s) ability to obtain additional financing for working capital, capital expenditures, acquisitions, refinancings or other general corporate purposes, particularly if, as discussed further in the risk factor disclosure below, (i) the ratings assigned to Lumen’s or its affiliates’ (including Qwest’s) debt securities by nationally recognized credit rating organizations are revised downward or (ii) Lumen or its affiliates (including Qwest) seek capital during periods of turbulent or unsettled market conditions;

•

requiring Lumen and its affiliates (including Qwest) to dedicate a substantial portion of their cash flow from operations to the payment of interest and principal on their debt, thereby reducing the funds available to us for other purposes;

•	hindering Lumen’s and its affiliates’ (including Qwest’s) ability to capitalize on business opportunities and to plan for or react to changing market, industry, competitive or economic conditions;

•	increasing Lumen’s and its affiliates’ (including Qwest’s) future borrowing costs;

•	limiting or precluding Lumen and its affiliates (including Qwest) from entering into commercial, hedging or other financial arrangements with vendors, customers or other business partners;

•	making Lumen and its affiliates (including Qwest) more vulnerable to economic or industry downturns, including interest rate increases;

•	placing Lumen and its affiliates (including Qwest) at a competitive disadvantage compared to less leveraged competitors;

•

increasing the risk that Lumen and its affiliates (including Qwest) will need to sell securities or assets, possibly on unfavorable terms, or take other unfavorable actions to meet payment obligations; or

•

increasing the risk that Lumen and its affiliates (including Qwest) may not meet the financial covenants contained in Lumen’s and our debt agreements or timely make all required debt payments, either of which could result in the acceleration of some or all of Lumen’s and its affiliates’ (including Qwest’s) outstanding indebtedness.

A substantial portion of Lumen’s indebtedness continues to bear interest at variable rates, if market interest rates increase, Lumen’s variable-rate debt will have higher debt service requirements, which could adversely impact Lumen’s cash flows and financial condition. If such rate increases are significant and sustained, these impacts could be material. Any failure to make required debt payments could, among other things, adversely affect Lumen’s and our ability to conduct operations or raise capital.

Any downgrade in the credit ratings of us or our affiliates could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our debt securities, including the New Qwest Notes, or otherwise impair our business, financial condition and results of operations.

We expect that the New Qwest Notes will be rated by at least one nationally recognized credit rating organization. A debt rating is not a recommendation to purchase, sell or hold the New Qwest Notes. These ratings are not intended to correspond to market price or suitability of the New Qwest Notes for any particular investor.

Credit rating agencies continually review their ratings for the companies that they follow, including Lumen and certain of its subsidiaries (including Qwest). Credit rating agencies also evaluate the industries in which Lumen and its affiliates (including Qwest) operate and may change their credit rating for Lumen or its affiliates (including Qwest) based on their overall view of such industries. There can be no assurance that any rating assigned to any of Lumen or its affiliates (including Qwest) debt securities, including the New Qwest Notes, will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances so warrant. Lumen or its affiliates (including Qwest’s) ratings could be lowered under a wide range of circumstances impacting our financial condition or prospects, including without limitation an acquisition, joint venture, increase in capital expenditures, increase in pension expenses, or adverse changes in competition, regulation, technology, taxes, operating costs or litigation expenses. A downgrade of any of these credit ratings could:

•	adversely affect the market price of some or all of our debt securities, including the New Qwest Notes;

•	limit our access to the capital markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all;

•	trigger the application of restrictive covenants or adverse conditions in Lumen’s or its affiliates’ (including Qwest’s) current or future debt agreements;

•	increase Lumen’s and its affiliates’ (including Qwest’s) cost of borrowing; and

•	impair Lumen’s and its affiliates’ (including Qwest’s) business, financial condition and results of operations.

Our ability to make payments on the New Qwest Notes will depend in part on factors beyond our control.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness (including the New Qwest Notes) will depend on our financial and operating performance, which, in turn, is subject to factors beyond our control. While we currently believe we and our subsidiaries will have the financial resources to meet or refinance our and our subsidiaries’ obligations when they become due, we cannot fully anticipate our future performance or financial condition, or the future condition of the credit markets or the economy. See “—The New Qwest Notes will be unsecured, will be solely our obligations and will be effectively subordinated to the debt of our subsidiaries and any future secured indebtedness.”

Our and Lumen’s credit instruments may prohibit us from making payment on the New Qwest Notes.

Our and Lumen’s existing or future credit instruments may limit our ability to make payments on outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our and Lumen’s credit instruments could prohibit us from making any payment on the New Qwest Notes in the event that the New Qwest Notes are accelerated. Any such failure to make payments on the New Qwest Notes would cause Qwest to default under the indenture governing the New Qwest Notes, which in turn is likely to be a default under our existing and future indebtedness.

There will be no cross-default or cross-acceleration provisions in the indenture governing the New Qwest Notes, which could adversely affect the rights of holders of the New Qwest Notes.

The New Qwest Indenture will not contain a cross-default or cross-acceleration provision. Accordingly, holders of the New Qwest Notes will not have the right to accelerate indebtedness represented by the New Qwest Notes in the event of a default by the Issuer or any of its subsidiaries under any other indebtedness of the Issuer or its subsidiaries. If any such event occurs, the Issuer’s obligations and its subsidiaries’ obligations, as applicable, will have to be satisfied first, and the holders of the New Qwest Notes will have no rights to participate in any such distributions or payments. Consequently, the Issuer might not have sufficient funds or resources following such events to satisfy its remaining obligations, including its obligations under the New Qwest Notes.

Other than certain covenants limiting liens and certain corporate transactions, the New Qwest Notes will not contain restrictive covenants, and there is no protection in the event of a change of control or a highly leveraged transaction.

The New Qwest Indenture does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you, other than certain covenants limiting liens and certain corporate transactions. For instance, the indenture does not contain covenants limiting any of the following:

•	the making of investments or the payment of dividends or other “restricted payments” by the Issuer or its subsidiaries;

•	the incurrence of additional unsecured indebtedness by the Issuer or the incurrence of any indebtedness by the Issuer’s subsidiaries;

•	the issuance of common or preferred stock by the Issuer or its subsidiaries;

•	the Issuer’s ability and its subsidiaries’ ability to enter into sale/leaseback transactions;

•	the Issuer’s creation of restrictions on the ability of its subsidiaries to make payments to the Issuer;

•	the Issuer’s ability or its subsidiaries’ ability to engage in asset sales;

•	the Issuer’s ability or its subsidiaries’ ability to invest in or loan money to third parties; and

•	the Issuer’s ability or its subsidiaries’ ability to enter into certain transactions with affiliates.

As a result, the Issuer or its subsidiaries could enter into any such transaction even though the transaction could (i) increase the total amount of the Issuer’s or its subsidiaries outstanding indebtedness, other obligations and preferred stock, (ii) reduce the amount of assets held by the Issuer, (iii) adversely affect the Issuer’s or its subsidiaries capital structure or capital resources, (iv) lower the credit ratings of the Issuer’s or its subsidiaries debt securities, or (v) otherwise adversely affect the holders of the New Qwest Notes.

The covenants in the New Qwest Indenture restricting our ability to create liens on our assets only apply to assets directly held by the Issuer, and do not apply to assets held by any of our subsidiaries. These covenants are also subject to a number of other important exemptions, limitations and qualifications that are further described under “Description of New Qwest Notes—Limitation on Liens.” In addition, the restrictive covenants that will be in the indenture will not apply to Lumen or any of its subsidiaries (other than the Issuer and, where applicable, the Issuer’s Subsidiaries).

Lumen and its subsidiaries (including Qwest) may not be able to refinance their consolidated indebtedness on terms acceptable to them or at all, which could impact their ability to meet their debt obligations.

Lumen has refinanced in recent years, and may continue to refinance in the future, a significant amount of its consolidated indebtedness, principally through the issuance of debt securities or term loans by Lumen or one or more of its subsidiaries. Lumen’s and its subsidiaries’ (including Qwest’s) ability to arrange additional financing will depend on, among other factors, Lumen’s and its subsidiaries’ (including Qwest’s) financial position, performance, and credit ratings, as well as prevailing market conditions and other factors beyond their control. Prevailing market conditions could be adversely affected by (i) general market conditions, such as disruptions in domestic or overseas sovereign or corporate debt markets, geo-political instabilities, or other similar adverse economic developments in the U.S. or abroad and (ii) specific conditions in the communications industry. Instability in the domestic or global financial markets has from time to time resulted in periodic volatility and disruptions in the capital markets, particularly for issuers of non-investment grade debt like us.

Uncertainty regarding worldwide trade, the strength of various global and supranatural governing bodies, the impact of epidemics or pandemics and other geo-political events could significantly affect global financial markets in the future. Volatility in global markets could limit Lumen’s and its subsidiaries’ (including Qwest’s) access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are as favorable as those from which they previously benefitted, on terms that are acceptable to them, or at all. Any such failure to obtain additional financing could jeopardize Lumen’s and its subsidiaries’ (including Qwest’s) ability to repay or refinance their debt obligations, including the New Qwest Notes.

Certain actions in respect of defaults taken under the New Qwest Indenture by beneficial owners with short positions in excess of their interests in the New Qwest Notes will be disregarded.

By acceptance of the New Qwest Notes, each holder of New Qwest Notes agrees, in connection with any noteholder direction (as defined in “Description of New Qwest Notes”), to (i) deliver a written representation to us and the trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners are not) net short (as defined under “Description of New Qwest Notes”) and (ii) provide us with such other information as we may reasonably request from time to time in order to verify the accuracy of such holder’s representation within five business days of request therefor. These restrictions may impact a holder’s ability to participate in any noteholder direction if it is unable to make such a representation.

Asset dispositions could have a detrimental impact on us or the holders of our securities.

As discussed in our periodic reports filed with the SEC, Lumen has divested a significant amount of its assets since 2022, including the sale by Lumen of its Mass Markets fiber-to-the-home business operated by us and certain of our affiliates in 11 states to AT&T. These divestitures have reduced Lumen’s and its subsidiaries’ (including Qwest’s) base of consolidated income-generating assets. Lumen and its subsidiaries (including Qwest) may consider disposing of other assets or asset groups from time to time in the future, which could further reduce Lumen’s and its subsidiaries’ (including Qwest’s) base of consolidated income-generating assets. Lumen and its subsidiaries (including Qwest) may not be able to divest any such assets on terms that are attractive, or at all. In addition, if Lumen or its subsidiaries (including Qwest) agrees to proceed with any such divestitures of assets, Lumen and its subsidiaries (including Qwest) may experience operational difficulties segregating them from our retained assets and operations, which could impact the execution or timing for such dispositions and could result in disruptions to Lumen’s and its subsidiaries’ (including Qwest’s) operations or claims for damages, among other things. Such dispositions could reduce cash flows of Lumen and its subsidiaries (including Qwest) and make it harder for Lumen and its subsidiaries (including Qwest) to fund all of their respective cash requirements, including the Issuer’s obligations to make payments under the New Qwest Notes. The New Qwest Indenture will not contain limitations on asset sales by Lumen, the Issuer or their subsidiaries (other than a limitation on certain transfers of all or substantially all of the properties and assets of the Issuer).

The New Qwest Notes are new issues of securities and do not have an established trading market, which may, among other things, negatively affect their market value.

The New Qwest Notes are new issues of securities with no established trading markets, and subject to participation levels in the exchange, may have a limited size and market participants. We do not expect the New 6.500% 2051 Notes in $1 denominations to be listed. Although we have applied for listing of each series of New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations on the NYSE, we cannot make any assurances as to whether we will receive approval from the NYSE for listing of the New 6.750% 2052 Notes and the New 6.500% 2051 Notes in $25 denominations. In addition, we cannot make any assurances as to:

•	the development or sustainability of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their New Qwest Notes in a timely manner or at all; or

•	the price at which the holders might be able to sell their New Qwest Notes;

If a trading market does develop with respect to any series of New Qwest Notes, the market price for such series of New Qwest Notes following these exchange offers will be based on a number of other factors, including:

•	Qwest’s credit ratings with nationally-recognized credit rating agencies and market liquidity, each of which are discussed above;

•	prevailing interest rates being paid by other companies similar to Qwest;

•	the market for debt securities similar to the relevant series of New Qwest Notes, including Qwest’s other unsecured notes;

•

the total amount owed by Qwest under its outstanding indebtedness, and the total amount of its capital requirements to fund, among other things, capital expenditures, operating costs, distributions, and benefits payments;

•	Qwest’s financial condition, results of operations and prospects;

•	general economic conditions in Lumen’s markets, and general industry and regulatory conditions prevailing in the communications industry; and

•	the overall condition of the financial markets, many of which have experienced periodic turbulence over the past several years.

The condition of the credit markets and prevailing interest rates have fluctuated historically and are likely to continue to fluctuate in the future, especially if worldwide trade and economic uncertainties persist. Fluctuations in these factors could have an adverse effect on the price and liquidity of the New Qwest Notes. In particular, any increase in market interest rates will likely reduce demand for the New Qwest Notes and depress their market value.

Historically, the market for non-investment grade debt has been subject to periodic disruptions that have caused substantial volatility in the prices of securities similar to the New Qwest Notes. Any market for the New Qwest Notes may be subject to similar disruptions in the future, which may adversely affect you as a holder of the New Qwest Notes.

In addition, the ability of the Dealer Managers to make a market in each series of New Qwest Notes may be impacted by changes in any regulatory requirements applicable to the marketing, holding and trading of, and issuing quotations with respect to, such New Qwest Notes.

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the Old Qwest Indenture will afford reduced protection to remaining holders of Old Qwest Notes.

If the proposed amendments to the Old Qwest Indenture with respect to a series of the Old Qwest Notes are adopted, the covenants and some other terms of that series of Old Qwest Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the Old Qwest Indenture.

The proposed amendments to the Old Qwest Indenture would, among other things, eliminate substantially all of the covenants in the Old Qwest Indenture.

If the proposed amendments are adopted with respect to a series of Old Qwest Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to Qwest, and might adversely affect the liquidity, market price and price volatility of the Old Qwest Notes or otherwise be adverse to the interests of the holders of the Old Qwest Notes. See “The Proposed Amendments.”

The Support Parties that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

The liquidity of the Old Qwest Notes that are not exchanged will be reduced.

The trading market for unexchanged Old Qwest Notes will become more limited and could cease to exist due to the reduction in the amount of the Old Qwest Notes outstanding upon consummation of the exchange offers and consent solicitations. In addition, Qwest has de-listed the Old Qwest Notes from the NYSE, hence the trading market for unexchanged Old Qwest Notes will become even more limited and there is a greater likelihood it will cease to exist. Qwest also intends to terminate Qwest’s ongoing SEC reporting obligations and, as a result, whether or not the proposed amendments are effected, it is expected that holders will not be entitled to receive annual, quarterly and other reports from Qwest following the exchange offers. The termination of reporting by Qwest could cause the trading market for unexchanged Old Qwest Notes, or the New Qwest Notes, to become even more limited and increase the likelihood it would cease to exist. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Old Qwest Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Old Qwest Notes will exist, develop or be maintained or as to the prices at which the unexchanged Old Qwest Notes may be traded.

In addition, credit ratings on the unexchanged Old Qwest Notes may be downgraded or withdrawn after the completion of the exchange offers or once the Old Qwest Notes are de-listed, which could further materially adversely affect the market price for each series of unexchanged Old Qwest Notes.

The exchange offers and consent solicitations may be extended, cancelled, delayed or otherwise modified.

After the Withdrawal Deadline, holders participating in an exchange offer and consent solicitation will not be permitted to withdraw their tender of Old Qwest Notes despite the fact that certain conditions have not yet been satisfied. In addition, in accordance with the terms set forth herein, we may elect in our sole discretion to extend any or all of the exchange offers and consent solicitations to amend the terms of any or all of the exchange offers and consent solicitations, including without limitation to (i) modify the conditions thereto and (ii) increase or otherwise modify the Exchange Consideration. We may terminate or withdraw the exchange offers and consent solicitations in our sole discretion, including, without limitation, if any of the conditions described under “The Exchange Offers and Consent Solicitations – Conditions to the Exchange Offers and Consent Solicitations” are not satisfied or waived by the Expiration Date. Each exchange offer and consent solicitation is being made independently of the other exchange offer and consent solicitation and is not conditioned upon the completion of the other exchange offer or consent solicitation. Subject to applicable law, we may effect any of the above-described modifications (i) in our sole discretion without extending the Expiration Date or otherwise amending the withdrawal rights and (ii) regardless of whether any other exchange offer or consent solicitation is similarly extended, cancelled, delayed or otherwise modified. Even if each of the exchange offers and consent solicitations is completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait significantly longer than expected to receive their New Qwest Notes and the cash consideration during which time those holders of Old Qwest Notes will not be able to effect transfers of their Old Qwest Notes tendered for exchange.

We may repurchase any Old Qwest Notes that are not tendered in the exchange offers on terms that are more or less favorable to the holders of the Old Qwest Notes than the terms of the applicable exchange offer, and we may incur additional indebtedness to finance such repurchases.

Qwest and its affiliates, to the extent permitted by applicable law, reserve the right to purchase, from time to time, the Old Qwest Notes and other outstanding indebtedness in the open market, privately negotiated transactions, one or more additional tender or exchange offers, or otherwise. We also reserve the right to exercise any of our rights (including redemption or prepayment rights) under the indentures or other debt instruments pursuant to which such Old Qwest Notes or other indebtedness were issued, as applicable. Any purchases or redemptions may be on terms that are more or less favorable to holders of Old Qwest Notes than the terms of the exchange offers, and may not be available to all holders of Old Qwest Notes. Any purchases or redemptions by Qwest and its affiliates will depend on various factors existing at that time.

You may not receive New Qwest Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the New Qwest Notes in exchange for your Old Qwest Notes only if you tender your Old Qwest Notes through DTC’s ATOP. None of Qwest, Lumen, the exchange agent, the information agent, the Dealer Managers and Solicitation Agents or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Old Qwest Notes for exchange.

Upon consummation of the exchange offers, holders who exchange Old Qwest Notes will lose their rights under such Old Qwest Notes.

If you tender Old Qwest Notes and your Old Qwest Notes are accepted for exchange pursuant to the exchange offers, you will lose all of your rights as a holder of the exchanged Old Qwest Notes, including, without limitation, your right to interest and principal payments with respect to the exchanged Old Qwest Notes.

The consideration to be received in the exchange offers does not reflect any valuation of the Old Qwest Notes or the New Qwest Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Old Qwest Notes or the New Qwest Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Old Qwest Notes. Accordingly, none of Qwest, Lumen, the Dealer Managers and Solicitation Agents, the exchange agent or any other person is making any recommendation as to whether or not you should tender Old Qwest Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

You may not withdraw your tendered Old Qwest Notes or revoke your consent to the proposed amendments after the Withdrawal Deadline.

Tenders of Old Qwest Notes in connection with any of the exchange offers may be withdrawn and consents to the proposed amendments may be revoked at any time prior to the Withdrawal Deadline; provided that, if we have not yet accepted Old Qwest Notes for exchange, tenders of Old Qwest Notes may also be validly withdrawn at any time after 12:00 a.m. Midnight, New York City time, on June 19, 2026 (which is the 60th day following the commencement of the exchange offers) pursuant to Section 14(d)(5) of the Exchange Act (as applicable to the exchange offers by way of Rule 162(a)(2) under the Exchange Act). Consents may be revoked only by validly withdrawing the associated tendered Old Qwest Notes. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the relevant Old Qwest Indenture, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes. Following the Withdrawal Deadline, tenders of Old Qwest Notes may not be validly withdrawn and consents may not be revoked unless we elect in our sole discretion to amend the exchange offers and consent solicitations to allow such actions or we are otherwise required by law to permit withdrawal. To the extent we elect to allow additional withdrawal rights after the Expiration Date, we may elect to do so without also allowing additional consent revocation rights. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.” Other than the Exchange Consideration and the Consent Fee given to holders who validly tender (and do not validly withdraw) their Old Qwest Notes prior to the Withdrawal Deadline, no payment will be made for a holder’s consent to the proposed amendments to the Old Qwest Indentures.

The exchange offer may be treated as a taxable exchange for U.S. federal income tax purposes.

As described in “Certain U.S. Federal Income Tax Consequences,” while it is not entirely clear, we intend to take the position that each series of New Qwest Notes received in an exchange offer should be treated as a continuation of the corresponding series of Old Qwest Notes for U.S. federal income tax purposes. Under such position, a U.S. Holder that validly tenders Old Qwest Notes (and does not validly withdraw such tender) for the New Qwest Notes would be considered not to have a taxable exchange for U.S. federal income tax purposes. If, contrary to our intended position, the IRS were to assert that the exchange of the Old Qwest Notes that are validly tendered (and not validly withdrawn) for New Qwest Notes constitutes a significant modification of such Old Qwest Notes for U.S. federal income tax purposes, then a holder that receives New Qwest Notes may be subject to certain potentially adverse tax consequences, as described further below in “Certain U.S. Federal Income Tax Consequences—U.S. Holders—The Exchange Offers.” In addition, if the exchange of Old Qwest Notes is considered to result in a taxable exchange, we may incur cancellation of indebtedness income for U.S. federal income tax purposes, which could adversely affect our liquidity position and cash flows.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Qwest Notes in connection with the exchange offers. In exchange for issuing the New Qwest Notes and paying the cash consideration, we will receive the tendered Old Qwest Notes. The New Qwest Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth Lumen’s cash, short-term debt and capitalization as of March 31, 2026 on:

•	an actual basis;

•	an as adjusted basis to give effect to the Refinancings; and

•

an as further adjusted basis giving effect to the completion of the exchange offers, assuming all of the outstanding Old Qwest Notes are validly tendered prior to the Expiration Date (and not validly withdrawn), and are exchanged for New Qwest Notes.

Actual results of the exchange offers may vary materially from those illustrated in the table below based on the portion of each series of Old Qwest Notes that is tendered and accepted for exchange. If less than all of the outstanding Old Qwest Notes are validly tendered prior to the Expiration Date, the untendered Old Qwest Notes will remain outstanding after completion of the exchange offers and the amount of corresponding New Qwest Notes will be reduced proportionately.

You should read this table in conjunction with the other information included and incorporated by reference in this prospectus, including our consolidated financial statements and related notes incorporated by reference in this prospectus.

		As of March 31, 2026
	Actual	As Adjusted(1)(5)	As Further Adjusted(1)(5)(6)
Cash and cash equivalents	$1,625	$1,625	$1,625

Restricted cash	11	11	11

Total cash, cash equivalents and restricted cash	$1,636	$1,636	$1,636

Long-term debt(2)(3)
Lumen
Secured revolving credit facility(3)(4)	$—	$—	$—
Secured term loans(4)	—	—	—
Senior unsecured notes	1,296	1,296	1,296

Lumen Subtotal	$1,296	$1,296	$1,296

Level 3
Secured term loans	$2,400	$2,400	$2,400
Senior secured notes	4,425	4,425	4,425
Senior unsecured notes(6)	2,846	3,080	3,080

Level 3 Subtotal	$9,671	$9,905	$9,905

Qwest Corporation
7.375% Notes due 2030	$55	$55	$55
7.750% Notes due 2030	$43	$43	$43
6.5% Notes due 2056	$978	$978	—
6.75% Notes due 2057	$660	$660	—
New 6.500% 2051 Notes offered hereby	—	—	$978
New 6.750% 2052 Notes offered hereby	—	—	$660

Qwest Subtotal	$1,736	$1,736	$1,736

		As of March 31, 2026
	Actual	As Adjusted(1)(5)	As Further Adjusted(1)(5)(6)
Qwest Capital Funding, Inc. (“QCF”)
6.875% Notes due 2028	$49	$49	$49
7.750% Notes due 2031	$116	$116	$116
QCF Subtotal	$165	$165	$165

Lumen, Level 3 and Qwest Subtotal	$12,868	$13,102	$13,102

Finance leases and other obligations	$223	$223	$223
Unamortized discounts and debt issuance costs, net	(131)	(131)	(131)

Total long-term debt(4)	$12,960	$13,194	$13,194

Total stockholders’ deficit	$(1,317)	$(1,317)	$(1,317)

Total capitalization	$11,643	$11,877	$11,877

(1)

Amounts in this column exclude (i) the associated transaction costs of the exchange offers and consent solicitations, (ii) changes in unamortized discounts, net, and debt issuance costs, and (iii) any gain or loss relating to the exchange offers and consent solicitations. In addition, because accrued interest will generally not be paid on Old Qwest Notes in the exchange offers (except in the limited circumstances described herein), no accrued interest is shown in this column.

(2)	Includes current maturities; excludes obligations under outstanding letters of credit.
(3)

Long-term debt is presented on a consolidated basis and, in accordance with generally accepted accounting principles, excludes intercompany indebtedness between Lumen and its affiliates, including approximately $2.7 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 as of March 31, 2026. After giving effect to the repayment of $1.2 billion of secured intercompany loans on April 28, 2026, there is approximately $1.5 billion aggregate principal amount of indebtedness owed by Lumen to Level 3 pursuant to the intercompany loans.

(4)	Indebtedness is guaranteed by certain of Lumen’s and our respective domestic subsidiaries, certain of which have pledged substantially all of their assets to secure their respective guarantees.
(5)

As adjusted and as further adjusted assumes that 100% of certain unsecured notes of Level 3 Financing are tendered in the Unsecured Notes Tender Offers and are accepted in accordance with the terms (including the caps and acceptance priority levels) set forth in the offer to purchase relating to such Unsecured Notes Tender Offers, such that the maximum aggregate purchase price in the Unsecured Notes Tender Offers is paid.

(6)

For illustrative purposes, as further adjusted amounts for the New 6.500% 2051 Notes and the New 6.750% 2052 Notes assume (i) 100% participation from holders of the Old Qwest Notes and (ii) holders representing 100% outstanding principal amount of the Old 2057 Notes elected to receive the New 6.750% 2052 Notes.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

Qwest is conducting the exchange offers and consent solicitations to give existing holders of Old Qwest Notes the option to obtain securities that are guaranteed by Lumen and as part of Lumen’s overall capital structure simplification objectives, including better alignment of the Company’s balance sheet with how management runs the business. Completion of the exchange offers and consent solicitations are expected to ease the administrative burden to Lumen’s finance and legal teams as Qwest intends to cease filing reports with the SEC under the Exchange Act, in reliance on Rule 12h-5 under the Exchange Act, subject to Lumen’s periodic reports containing the disclosures required by Rule 13-01 of Regulation S-X.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Old Qwest Notes the following New Qwest Notes:

Aggregate Principal Amount	Series of Old Qwest Notes Issued by Qwest to be Exchanged	New Qwest Notes to be Issued by Qwest and Guaranteed by Lumen	Quarterly Interest Payment Dates for Old Qwest Notes	Quarterly Interest Payment Dates for New Qwest Notes
$977,500,000	6.5% Notes due 2056	6.500% Notes due 2051 in (a) $1 denominations or (b) $25 denominations	March 1, June 1, September 1 and December 1	March 1, June 1, September 1 and December 1

$660,000,000	6.75% Notes due 2057	(a) 6.500% Notes due 2051 in $1 denominations or (b) 6.750% Notes due 2052 in $25 denominations	March 15, June 15, September 15 and December 15	New 6.500% 2051 Notes: March 1, June 1, September 1 and December 1 New 6.750% 2052 Notes: March 15, June 15, September 15 and December 15

Specifically, in exchange for each note (or unit) per $25 principal amount of Old Qwest Notes that is validly tendered prior to the Expiration Date, and not validly withdrawn, holders of such notes will be eligible to receive the Exchange Consideration and the Consent Fee of $0.0625 payable in cash. Other than the Exchange Consideration and the Consent Fee given to holders who validly tender (and do not validly withdraw) their Old Qwest Notes prior to the Expiration Date, no payment will be made for a holder’s consent to the proposed amendments to the Old Qwest Indentures.

The Exchange Consideration will include an amount in cash equal to the accrued and unpaid interest on the Old Qwest Notes accepted for exchange in the exchange offers, from the most recent date on which interest was paid to, but not including, the Settlement Date.

The New Qwest Notes will be issued under and governed by the terms of the New Qwest Indenture described under “The Exchange Offers and Consent Solicitations.” The New 6.750% 2052 Notes will be issued only in denominations of $25 and integral multiples of $25 in excess thereof. Holders of the Old 2056 Notes have the option to exchange their Old 2056 Notes into New 6.500% 2051 Notes in denominations of (a) $25 and any integral multiples thereof or (b) $1 and any integral multiples thereof. The New 6.500% 2051 Notes will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture. Holders of the Old 2057 Notes have the option to exchange their Old 2057 Notes into New 6.750%

2052 Notes, or New 6.500% 2051 Notes issued under the global note(s) providing for denominations of $1 and integral multiples thereof. The New 6.750% 2052 Notes will only be issued in denominations of $25 and integral multiples thereof, and not in any other denomination. See “Description of New Qwest Notes—General.” If Qwest would be required to issue New Qwest Notes in a denomination other than as set forth in the preceding sentences, Qwest will, in lieu of such issuance:

•	issue New Qwest Notes in a principal amount that has been rounded down to the nearest lesser applicable whole multiple of such New Qwest Notes; and

•	pay a cash amount equal to:

•

the difference between (i) the principal amount of the New Qwest Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the New Qwest Notes actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Lumen be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The New 6.500% 2051 Notes issued in exchange for Old Qwest Notes will have a maturity date of September 1, 2051. The New 6.750% 2052 Notes issued in exchange for Old 2057 Notes will have a maturity date of June 15, 2052. Each New Qwest Note will accrue interest from (and including) the Settlement Date.

The interest rate, interest payment dates, and redemption prices of the New 6.500% 2051 Notes and the New 6.750% 2052 Notes to be issued by Qwest in the exchange offers will be the same as the Old 2056 Notes and the Old 2057 Notes, respectively.

Each series of New Qwest Notes is a new series of debt securities that will be issued under the New Qwest Indenture. The terms of the New Qwest Notes will include those expressly set forth in such notes and the New Qwest Indenture and those made part of the New Qwest Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Old Qwest Notes to effect a number of amendments to the Old Qwest Indenture under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to an Old Qwest Indenture without tendering your Old Qwest Notes that were issued under such Old Qwest Indenture in the appropriate exchange offer and you may not tender your Old Qwest Notes of a series for exchange without consenting to all of the proposed amendments to the Old Qwest Indenture related to such series of Old Qwest Notes. By tendering your Old Qwest Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the Old Qwest Indenture(s) under which those Old Qwest Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” Consents to the proposed amendments may be revoked at any time prior to the Withdrawal Deadline, but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Qwest Notes prior to Withdrawal Deadline. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Qwest Notes. To the extent we elect to allow additional withdrawal rights after the Withdrawal Deadline, we may elect to do so without also allowing additional consent revocation rights.

The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations - Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option and in our sole discretion, waive any such conditions. For information about other conditions to our obligations to complete the exchange offers, see “—Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”

Each exchange offer and consent solicitation for a series of Old Qwest Notes is being made independently of the exchange offer and consent solicitation for the other series of Old Qwest Notes and is not conditioned upon the completion of the other exchange offer or consent solicitation. We reserve the right to terminate, withdraw, extend or amend each exchange offer or consent solicitation, including to modify the Exchange Consideration payable in any exchange offer, without also terminating, withdrawing, amending or extending the other exchange offer or consent solicitation. We may terminate any exchange offer or consent solicitation in our sole discretion, including if any of the conditions described under “– Conditions to the Exchange Offers and Consent Solicitations” are not satisfied or waived by the Expiration Date.

If valid consents to the proposed amendments are received and accepted from the holders of at least a majority of the outstanding aggregate principal amount of a series of the Old Qwest Notes, voting as a separate series (the “Requisite Consents”), assuming the satisfaction or waiver of the conditions to the exchange offer described in “—Conditions to the Exchange Offers and Consent Solicitations”, then Qwest and the trustee under the applicable Old Qwest Indenture will execute a supplemental indenture related to the proposed amendments with respect to such series. Under the terms of each supplemental indenture, the proposed amendments for any series of Old Qwest Notes for which the Requisite Consents are obtained will become effective on the Settlement Date for such series of Old Qwest Notes, assuming the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations”. Each non-consenting holder of a series of Old Qwest Notes will be bound by the applicable terms of the supplemental indenture applicable to such series of Old Qwest Notes.

The Support Parties that have informed us they beneficially own approximately 30.3% aggregate principal amount of the Old 2056 Notes outstanding as of the date of this prospectus and approximately 24.2% aggregate principal amount of the Old 2057 Notes outstanding as of the date of this prospectus, have agreed to participate in the exchange offers and consent solicitations, subject to the terms of a support agreement entered into with Lumen and Qwest. See “Summary—Recent Developments—Support Agreement.”

Qwest will pay a soliciting dealer fee of $0.03 for each note (or unit) per $25 principal amount of the Old Qwest Notes that are validly tendered prior to the Expiration Date and not validly withdrawn to retail brokers that are appropriately designated by their tendering holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by holders (a) whose aggregate principal amount of the Old Qwest Notes is $250,000 or less and (b) that properly elect to receive their New Qwest Notes in denominations of $25 and integral multiples thereof. The soliciting dealer fee to retail brokers will not be paid with respect to any tender for which the holder or beneficial owner elects to receive New 6.500% 2051 Notes under the global note(s) providing for denominations of $1 and integral multiples thereof. See “—Soliciting Dealer Fee” below.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of each exchange offer and consent solicitation is subject to, and conditional upon, the satisfaction or waiver of the following conditions: (a) the registration statement of which this prospectus forms a part has been declared effective and is not subject to a stop order by the SEC, and (b) the following statements are true:

(1)

No action or event has occurred or been threatened in writing (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken or threatened in writing, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Old Qwest Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which in our reasonable judgment either:

•

challenges the exchange offers, the exchange of Old Qwest Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Old Qwest Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•

could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Lumen and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Qwest of the exchange offers, the exchange of Old Qwest Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of Old Qwest Notes in deciding whether to accept the exchange offers and give their consents;

(2)	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•

a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States, which in our reasonable judgment is reasonably likely to have a material adverse effect on us or on our ability to complete the exchange offers or the consent solicitations;

•

any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3)

Each of the following has occurred: The trustee under the applicable Old Qwest Indentures has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Old Qwest Notes under an exchange offer, the consent solicitations or, if the Requisite Consents have been obtained, our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Old Qwest Notes under the exchange offers or the consent solicitations.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Old Qwest Notes to challenge such determination in a court of competent jurisdiction.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers and consent solicitations shall be 5:00 p.m., New York City time, on June 9, 2026, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer. To extend the Expiration Time, we will notify the exchange agent and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, as applicable. Such announcement will state that we are extending the Expiration Time, as the case may be, for a specified period or on a daily basis. During any such extension, all Old Qwest Notes previously tendered in an extended exchange offer will remain subject to such exchange offer and may be accepted for exchange by us.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to each of the exchange offers and consent solicitations for each series of Old Qwest Notes to:

(1)

delay accepting any Old Qwest Notes, to extend either or both of the exchange offers and consent solicitations or to terminate either or both of the exchange offers and consent solicitations and not accept any Old Qwest Notes; and

(2)

amend, modify or waive in part or whole, at any time, or from time to time, the terms of either or both of the exchange offers and consent solicitations in any respect, including waiver of any conditions to consummation of either or both of the exchange offers and consent solicitations.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Disclosure of material changes in the terms of the exchange offers and consent solicitations will be disseminated promptly. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Old Qwest Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Old Qwest Notes.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Old Qwest Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Old Qwest Notes of such amendment, and will extend the relevant exchange offers and consent solicitations, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Old Qwest Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

Effect of Tender

Any tender of an Old Qwest Note by a noteholder that is not validly withdrawn prior to Withdrawal Deadline will constitute a binding agreement between that holder and Qwest and a consent to all of the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer; provided that, if we have not yet accepted Old Qwest Notes for exchange, tenders of Old Qwest Notes may also be validly withdrawn at any time after 12:00 a.m. Midnight, New York City time, on June 19, 2026 (which is the 60th day following the commencement of the exchange offers) pursuant to Section 14(d)(5) of the Exchange Act (as applicable to the exchange offers by way of Rule 162(a)(2) under the Exchange Act). The acceptance of the exchange offers by a tendering holder of Old Qwest Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Qwest Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to an Old Qwest Indenture have been adopted with respect to the Old Qwest Notes of a series, the amendments will apply to all Old Qwest Notes of such series that are not acquired in the exchange offers, even though the holders of those Old Qwest Notes did not consent to the proposed amendments. Thereafter, all such Old Qwest Notes will be governed by the applicable Old Qwest Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the applicable Old Qwest Indenture or those applicable to the New Qwest Notes. In particular, holders of the Old Qwest Notes under an amended Old Qwest Indenture will no longer be entitled to the benefits of various covenants and other provisions that are deleted from such Old Qwest Indenture. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Old Qwest Indenture will afford reduced protection to remaining holders of Old Qwest Notes.”

Soliciting Dealer Fee

With respect to any Old Qwest Notes accepted for exchange by Qwest, Qwest will pay a soliciting dealer fee of $0.03 for each note (or unit) per $25 principal amount of the Old Qwest Notes that are validly tendered prior to the Expiration Date and not validly withdrawn to retail brokers that are appropriately designated by their tendering holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by holders (a) whose aggregate principal amount of the Old Qwest Notes is $250,000 or less and (b) that properly elect to receive their New Qwest Notes in denominations of $25 and integral multiples thereof (the “Soliciting Dealer Fee”). The Soliciting Dealer Fee to retail brokers will not be paid with respect to any tender for which the holder or beneficial owner elects to receive New 6.500% 2051 Notes under the global note(s) providing for denominations of $1 and integral multiples thereof. In order to be eligible to receive this fee, a properly completed soliciting dealer form must be delivered by the relevant soliciting dealer to the exchange agent and information agent prior to the Expiration Date. Qwest will, in its sole and absolute discretion, determine whether a broker has satisfied the criteria for being eligible to receive a Soliciting Dealer Fee.

A soliciting dealer is a broker or dealer in securities which is a member of any national securities exchange or of the Financial Industry Regulatory Authority, or a bank or trust company. Soliciting dealers will include any of the organizations described in the preceding sentence even when the activities of such organization in connection with the exchange offers and consent solicitations consist solely of forwarding to clients materials relating to the exchange offers and consent solicitations and tendering Old Qwest Notes as directed by beneficial owners thereof. Each soliciting dealer will confirm that each holder that it solicits has received a copy of this prospectus, or concurrently with such solicitation provides the holder with a copy of this prospectus. No soliciting dealer is required to make any recommendation to holders as to whether to tender its Old Qwest Notes and give its consent or refrain from tendering its Old Qwest Notes and withhold a consent. No assumption is made, in making payments to any soliciting dealer, that its activities in connection with the exchange offers and consent solicitations included any activities other than those described in this paragraph. For all purposes noted in materials relating to the exchange offers and consent solicitations, the term “solicit” shall be deemed to mean no more than “processing tenders” or “forwarding to customers material regarding the offer.”

Soliciting dealers are not eligible to receive a Soliciting Dealer Fee with respect to Old Qwest Notes beneficially owned by such soliciting dealer or with respect to any Old Qwest Notes that are registered in the name of a soliciting dealer unless such Old Qwest Notes are held by such soliciting dealer as nominee and the related Old Qwest Notes are tendered on behalf of the beneficial owner of such Old Qwest Notes.

Soliciting dealers should take care to ensure that proper records are kept to document their eligibility to receive any Soliciting Dealer Fee. Qwest and the Information Agent reserve the right to require additional information at their discretion, as deemed warranted.

Absence of Dissenters’ Rights

Holders of the Old Qwest Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Old Qwest Indentures and the Old Qwest Notes, or under the terms of the Old Qwest Indentures in connection with the exchange offers and consent solicitations.

Acceptance of Qwest Notes for Exchange; New Qwest Notes

Assuming the conditions to the exchange offers are satisfied or waived, we will issue New Qwest Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for Old Qwest Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered Old Qwest Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the Old Qwest Indentures) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of New Qwest Notes and payment of the cash consideration in connection with the exchange of Old Qwest Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Old Qwest Notes for the purpose of receiving consents and Old Qwest Notes from, and transmitting New Qwest Notes and the cash consideration to, such holders. If any tendered Old Qwest Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Old Qwest Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn Old Qwest Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

Procedures for Consenting and Tendering

If you hold Old Qwest Notes and wish to have those notes exchanged for New Qwest Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Old Qwest Notes using the procedures described in this prospectus. The proper tender of Old Qwest Notes will constitute an automatic consent to the proposed amendments to the applicable Old Qwest Indenture under which such series of Old Qwest Notes were issued.

The procedures by which you may tender or cause to be tendered Old Qwest Notes will depend upon the manner in which you hold the Old Qwest Notes, as described below.

Old Qwest Notes Held with DTC

Pursuant to authority granted by The Depository Trust Company (“DTC”), if you are a DTC participant that has Old Qwest Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Qwest Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Old Qwest Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Old Qwest Notes at DTC for purposes of the exchange offers.

Tenders of Old Qwest Notes (and corresponding consents to the proposed amendments) will be accepted only in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Any DTC participant may tender Old Qwest Notes and thereby deliver a consent to the proposed amendments to the appropriate applicable Old Qwest Indenture by effecting a book-entry transfer of the Old Qwest Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent.

An agent’s message, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

There is no letter of transmittal in connection with the exchange offers.

Old Qwest Notes Held Through a Nominee

Currently, all of the Old Qwest Notes are held in book-entry form and can only be tendered by following the procedures described above under “—Old Qwest Notes Held with DTC.” However, if you are a beneficial owner of Old Qwest Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Qwest Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Old Qwest Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Election of New Qwest Notes

Each holder of the Old 2057 Notes must make an election to receive the New 6.500% 2051 Notes, in denominations of $1 and integral multiples of $1 in excess thereof, or New 6.750% 2052 Notes in exchange for its Old 2057 Notes validly tendered (and not validly withdrawn) prior to the Expiration Date. Each holder of Old 2056 Notes must make an election to receive the New 6.500% 2051 Notes in denominations of (a) $25 and integral multiples of $25 in excess thereof or (b) $1 and integral multiples of $1 in excess thereof in exchange for its Old 2056 Notes validly tendered (and not validly withdrawn) prior to the Expiration Date.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Old Qwest Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Withdrawal Deadline of the particular exchange offer; provided that, if we have not yet accepted Old Qwest Notes for exchange, tenders of Old Qwest Notes may also be validly withdrawn at any time after 12:00 a.m. Midnight, New York City time, on June 19, 2026 (which is the 60th day following the commencement of the exchange offers) pursuant to Section 14(d)(5) of the Exchange Act (as applicable to the exchange offers by way of Rule 162(a)(2) under the Exchange Act). Tenders of Old Qwest Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Withdrawal Deadline of the particular consent solicitation, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Old Qwest Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the appropriate Old Qwest Indenture and a valid revocation of a consent to the proposed amendments to the appropriate Old Qwest Indenture prior to the Withdrawal Deadline will be deemed to be a concurrent withdrawal of the tendered Old Qwest Notes.

Beneficial owners desiring to withdraw Old Qwest Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Old Qwest Notes. In order to withdraw Old Qwest Notes previously tendered, a DTC participant may, prior to the Withdrawal Deadline of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Old Qwest Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Old Qwest Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Old Qwest Notes may not be rescinded and any Old Qwest Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Old Qwest Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Qwest Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding, subject to any challenge thereof by a holder in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Qwest Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers will be final and binding on all parties, subject to any challenge thereof by a holder in a court of competent jurisdiction. None of Qwest, Lumen, the exchange agent, the information agent, the Dealer Managers and Solicitation Agents or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Qwest Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Qwest Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such Old Qwest Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We may also in the future engage in other liability management transactions or seek to acquire untendered Old Qwest Notes in open market or privately negotiated transactions, through subsequent tender offers, exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Old Qwest Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Qwest Notes tendered by such holder.

U.S. Federal Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the withholding rules to withhold a portion of any payments made to certain holders (or other payees) of Old Qwest Notes pursuant to the exchange offers and consent solicitations.

Each of Qwest and Lumen reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding withholding. For a more detailed discussion of these rules see the discussion under the heading “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Consents and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Old Qwest Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Old Qwest Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Managers & Solicitation Agents

We have retained Morgan Stanley & Co. LLC to act as Lead Dealer Manager and Solicitation Agent and BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC to act as Co-Dealer Managers and Solicitation Agents in connection with the exchange offers and consent solicitations and will pay the Dealer Managers and Solicitation Agents a customary fee as compensation for their services. We will also reimburse the Dealer Managers and Solicitation Agents for certain expenses. The respective obligations of the several Dealer Managers and Solicitation Agents are subject to certain conditions. We have agreed to indemnify the Dealer Managers and Solicitation Agents against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the Lead Dealer Manager and Solicitation Agent at its address and telephone numbers set forth on the back cover page of this prospectus.

The Dealer Managers and Solicitation Agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services (which may include, for the avoidance of doubt, acting as a soliciting dealer in connection with the exchange offers and consent solicitations). The Dealer Managers and Solicitation Agents and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses. For example, Morgan Stanley & Co. LLC and certain of the other Dealer Managers or certain of their respective affiliates are lenders under Lumen’s credit facilities and act as joint lead arrangers and bookrunners and are lenders under Level 3’s credit facilities.

In the ordinary course of their various business activities, the Dealer Managers and Solicitation Agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Dealer Managers and Solicitation Agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. The Dealer Managers and Solicitation Agents and/or their respective affiliates may actively trade and tender the Old Qwest Notes as part of the exchange offers and consent solicitations.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Old Qwest Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the Dealer Managers and Solicitation Agents and the information agent, as well as by officers and other employees of Qwest or Lumen and their affiliates.

Tendering holders of Old Qwest Notes will not be required to pay any fee or commission to the Dealer Managers and Solicitation Agents. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE NEW QWEST NOTES AND THE OLD QWEST NOTES

The following is a summary comparison of certain terms of the New Qwest Notes and the Old Qwest Notes that differ. The New Qwest Notes issued in the applicable exchange offers will be governed by the New Qwest Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the New Qwest Indenture and the Old Qwest Indentures. Copies of those indentures are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

If you tender Old Qwest Notes and your Old Qwest Notes are accepted for exchange pursuant to the exchange offers, you will lose all of your rights as a holder of the exchanged Old Qwest Notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged Old Qwest Notes. The guarantors of the Old Qwest Notes and the New Qwest Notes are different, and the terms of the Old Qwest Notes and the New Qwest Notes differ in material ways, including those described below.

Terms used in the comparison of the New Qwest Notes and the Old Qwest Notes below have the meanings given to those terms in the New Qwest Indenture or the Old Qwest Indentures, as applicable. Article and section references in the descriptions of the Old Qwest Notes and the New Qwest Notes below are references to the applicable indenture under which the Old Qwest Notes and the New Qwest Notes, as applicable, were or will be issued.

The description of the Old Qwest Notes reflects the Old Qwest Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Old Qwest Notes or the Old Qwest Indentures that may be effected following the consent solicitations as described under the heading “The Proposed Amendments.”

	Old Qwest Notes	New Qwest Notes
Lien on Assets

Section 4.03 of the Old Qwest Indentures

If at any time the Company mortgages, pledges or otherwise subjects to any Lien (other than Permitted Liens) all or some of its property or assets, the Company will secure the Old Qwest Notes and any of its other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to this Section 4.03, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured.”

“Permitted Lien” means any of the following:

(a) Liens existing on the date of the initial issuance of the Old Qwest Notes;

(b) Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition;

(c) Liens on any asset (i) created within 180 days after such asset is acquired, or (ii) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired,

New Qwest Indenture

The Company will not, while any of the New Qwest Notes remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, securing indebtedness for borrowed money, except Permitted Liens, unless we shall secure the New Qwest Notes then outstanding by such lien equally and ratably with the other indebtedness for borrowed money thereby secured. Any lien created for the benefit of the New Qwest Notes pursuant to this paragraph is required to provide by its terms that such lien shall be automatically and unconditionally released and discharged upon the release and discharge of the lien that gave rise to such lien created for the benefit of the holders of the New Qwest Notes.

A Permitted Lien means:

(a) liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange,

constructed or improved and property incidental thereto;

(d) (i) Liens incidental to the conduct of the Company’s business or the ownership of its properties or otherwise incurred in the ordinary course of business which (x) do not secure Debt, and (y) do not in the aggregate materially detract from the value of its assets taken as a whole or materially impair the use thereof in the operation of its business, and (ii) Liens not described in clause (i) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100,000,000;

(e) any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct all or some part of its business or in order to entitle the Company to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it;

(f) any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

(g) Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business;

(h) materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation extensions, renewals or replacements) as a whole, or in part, of any indebtedness secured by any lien permitted by this definition of “Permitted Liens” (including any accrued but unpaid interest thereon and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement); provided, however, that:

(i) the new lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original lien arose, could secure the original lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(ii) the indebtedness secured by the new lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(b) liens upon property (including capital stock) hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property, or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after the later of the acquisition of such property or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

of any asset of the Company which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any asset of the Company, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

(i) zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with the business of the Company and its subsidiaries taken as a whole;

(j) Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which the Company is maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

(k) any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement;

(l) Liens in connection with the securitization or factoring of the Company’s or any of its subsidiaries’ receivables in a transaction intended to be a “true sale”; and

(m) any Lien securing a refinancing, replacement, extension, renewal or refunding of any Debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all

(c) liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof;

(d) indebtedness assumed by us in connection with any consolidations, mergers, sales or conveyances;

(e) liens on cash, cash equivalents or securities that secure any obligations with respect to letters of credit or similar arrangements; or

(f) liens securing indebtedness for borrowed money outstanding or committed as of the issue date of the New Qwest Notes.

material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge”, or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien.”

Restrictions on Consolidation, Merger

Section 5.01 of the Old Qwest Indentures

The Company shall not consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity; provided that the Company may consolidate with, merge into or be merged into, or transfer or lease its property substantially as an entirety into another entity if:

(a) the successor entity is a corporation and assumes by supplemental indenture all of the Company’s obligations under the Old Qwest Notes and the Old Qwest Indentures; and

(b) after giving effect to the transaction, no default or Event of Default has occurred and is continuing.

New Qwest Indenture

The Company shall not consolidate with or merge with or into, or sell, transfer, lease or convey all or substantially all of its properties and assets to, in one transaction or a series of related transactions, any other Person, unless:

(1) the Company shall be the continuing entity, or the resulting, surviving or transferee Person (the “Successor”) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture and, for each Security that by its terms provides for conversion, shall have provided for the right to convert such Security in accordance with its terms; and

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Release of Guarantees	Old Qwest Indentures N/A

New Qwest Indenture

The guarantee by Lumen shall be automatically and unconditionally released:

(a) upon consummation of any transaction resulting in Lumen ceasing to constitute a direct or indirect parent of Qwest; or

(b) if the Company exercises the legal defeasance option or covenant defeasance option or effects a satisfaction and discharge of this Indenture in accordance with the provisions described in the New Qwest Indenture.

Upon any occurrence giving rise to a release of Lumen’s guarantee of the New Qwest Notes as specified above, the Trustee, upon receipt of an Officer’s Certificate from the Company and an Opinion of Counsel each stating that all conditions precedent to such release have been satisfied, shall execute any documents reasonably required by the Company in order to evidence or effect such release, discharge and termination in respect of such guarantee.

Reporting

Old Qwest Indentures

Section 4.02

File with the Trustee, within 20 days after the Company has filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, or, if the Company is not required to file information, documents or reports pursuant to either of such sections, to file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

File with the Trustee and the SEC, in accordance with the TIA or the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by it with the conditions and covenants provided for in the Old Qwest Indenture as may be required from time to time by the TIA or such rules and regulations.

Transmit by mail to all Holders of Registered Securities, as the names and addresses of such Holders appear on the register for each Series of Securities, and

New Qwest Indenture

Qwest will agree to file with the Trustee, within 15 days after Qwest is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as said Commission may from time to time by rules and regulations prescribe) which Qwest may be required to file with said Commission pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if Qwest is not required to file information, documents or reports pursuant to any of such sections, then to file with the Trustee and said Commission, in accordance with the rules and regulations prescribed from time to time by said Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

For so long as any direct or indirect parent company of Qwest fully and unconditionally guarantees the New Qwest Notes, Qwest may comply with the requirements of the immediately preceding paragraph by furnishing financial information relating to any direct or indirect parent company of Qwest (provided that such information is accompanied by consolidating information that explains in reasonable detail the differences between the to such Holders of Unregistered Securities as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose, within 30 days after the filing thereof with the Trustee.

information relating to such parent and any of its subsidiaries other than Qwest and its subsidiaries, on the one hand, and the information relating to Qwest and its subsidiaries).

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Old Qwest Notes to eliminate substantially all of the covenants in the Old Qwest Indentures. If the proposed amendments described below are adopted with respect to a series of Old Qwest Notes, the proposed amendments applicable to such series of Old Qwest Notes, will apply to all Old Qwest Notes of that series not acquired in the applicable exchange offer. Thereafter, all such Old Qwest Notes will be governed by the applicable Old Qwest Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those Old Qwest Notes compared to those currently in such Old Qwest Indenture. In particular, holders of the Old Qwest Notes under the amended Old Qwest Indenture will no longer be entitled to the benefits of various covenants and other provisions that are deleted from such Old Qwest Indenture. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Old Qwest Indenture will afford reduced protection to remaining holders of Old Qwest Notes.”

The descriptions below of the provisions of the Old Qwest Indentures to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Old Qwest Indentures and the form of supplemental indenture to the Old Qwest Indentures that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments as to each series of Old Qwest Notes constitute a single proposal with respect to the applicable series of Old Qwest Notes, and a consenting holder must consent to the proposed amendments to such series of Old Qwest Notes in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the Old Qwest Indentures, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Old Qwest Notes, voting as separate series, affected by the supplemental indenture. Any Old Qwest Notes held by Qwest or any person directly or indirectly controlling or controlled or under direct or indirect common control with Qwest are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Old Qwest Notes is:

Series of Old Qwest Notes	Principal Amount Outstanding
6.5% Notes due 2056	$977,500,000
6.75% Notes due 2057	660,000,000

$1,637,500,000

The valid tender of a holder’s Old Qwest Notes will constitute the consent of the tendering holder to the proposed amendments to such series of Old Qwest Notes in their entirety.

If the Requisite Consents with respect to a series of Old Qwest Notes have been received prior to the Expiration Date, assuming the conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the Old Qwest Indenture for that series of Old Qwest Notes will be deleted (or modified as indicated).

•	Reports by the Company (Sections 4.02);

•	Lien on Assets (Section 4.03); and

•	Successor Corporation (Article 5).

Conforming Changes, etc. The proposed amendments would amend the applicable Old Qwest Indenture to make certain conforming or other changes to the applicable Old Qwest Indenture, including modification or deletion of certain definitions and cross-references.

By consenting to the proposed amendments to an Old Qwest Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).

Effectiveness of Proposed Amendments

Assuming we have received the Requisite Consents with respect to a series of Old Qwest Notes prior to the Expiration Date, the proposed amendments to the Old Qwest Indenture with respect to such series of Old Qwest Notes will become effective on the Settlement Date, assuming the conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NEW QWEST NOTES

In this “Description of New Qwest Notes,” references to “Qwest,” “we,” “us” and “our” refer to Qwest Corporation, as issuer of the New Qwest Notes, and not to any of the subsidiaries of Qwest Corporation. Other capitalized terms used under this caption and not otherwise defined under this caption shall have the meanings given to them in the New Qwest Indenture (as defined below).

The New 6.500% 2051 Notes and the New 6.750% 2052 Notes (collectively, the “New Qwest Notes”) will each constitute a new series of our debt securities to be issued by Qwest under the indenture, to be dated as of the Settlement Date (the “New Qwest Base Indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of the settlement date of the New Qwest Notes (the “New Notes Supplemental Indenture”), in connection with the exchange offers for the existing notes of Qwest described elsewhere in this prospectus (the “exchange offers”). In this Description of New Qwest Notes, the term “New Qwest Indenture” refers to the New Qwest Base Indenture, as supplemented by the New Notes Supplemental Indenture. The terms of each series of New Qwest Notes will include those stated in the New Qwest Base Indenture, the applicable New Qwest Notes and the New Qwest Supplemental Indenture, and those made part of the New Qwest Indenture by reference to the Trust Indenture Act of 1939, as amended.

This description of certain provisions of the New Qwest Notes and the New Qwest Indenture appearing below is not complete. This description does not restate those agreements and instruments in their entirety. You should refer to the applicable New Qwest Notes and the related officers’ certificates and the New Qwest Indenture, copies of which are available as set forth in the section of the prospectus entitled “Where You Can Find More Information.”

General

We are permitted by the New Qwest Base Indenture to issue our debt securities thereunder from time to time in one or more series. Each series of New Qwest Notes will be a new, separate series of our debt securities under the New Qwest Base Indenture.

The New Qwest Indenture does not limit the amount of debt securities that we may issue under the New Qwest Indenture, and we may from time to time issue debt securities in one or more series up to the aggregate amount authorized by us for each series. We may, without the consent of the holders of the applicable series of New Qwest Notes, re-open each such series of New Qwest Notes and issue additional New Qwest Notes of that series under the New Qwest Indenture in addition to the New Qwest Notes of that series offered pursuant to this prospectus, and any such additional New Qwest Notes of that series shall be part of the same series of debt securities under the New Qwest Indenture as the New Qwest Notes of that series offered by this prospectus.

The New Qwest Notes will be issued only in fully registered form, without interest coupons. The New 6.750% 2052 Notes will be issued only in denominations of $25 and integral multiples of $25 in excess thereof. The New 6.500% 2051 Notes will be issued in denominations of (a) $25 and any integral multiples thereof or (b) $1 and any integral multiples thereof, and will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture.

The principal of, and premium, if any, and interest on, the New Qwest Notes will be payable in U.S. dollars. The New Qwest Notes of each series will be evidenced by one or more global notes in book-entry form, except under the limited circumstances described below under “—Book-Entry System.” Notices or demands to or upon Qwest in respect of the New Qwest Notes of each series and the New Qwest Indenture may be served and, if New Qwest Notes of such series are issued in definitive certificated form, New Qwest Notes of such series may be surrendered for payment, registration of transfer or exchange, at the office or agency of Qwest maintained for such purpose in Denver, Colorado, which shall initially be the office of the Trustee in Denver, Colorado.

Reference is made to the section titled “—Certain Covenants” below for a description of certain covenants applicable to the New Qwest Notes of each series. Compliance with these covenants generally may be waived, insofar as concerns the New Qwest Notes of each series, if the holders of a majority in principal amount of the outstanding New Qwest Notes of such series consent to such waiver. In addition, the discharge, defeasance and covenant defeasance provisions of the New Qwest Indenture described under “—Discharge, Defeasance and Covenant Defeasance” will apply to the New Qwest Notes of each series; covenant defeasance will be applicable, insofar as concerns the New Qwest Notes of each series, with respect to the covenants described under “—Certain Covenants” (except the covenant requiring Qwest to preserve and keep in full force and effect its corporate existence).

Except to the limited extent described under “—Merger and Consolidation” or “—Limitation on Liens” below, the New Qwest Indenture does not contain any provisions that would afford holders of the New Qwest Notes protection in the event of (1) a highly leveraged or similar transaction involving Qwest, (2) a change of control or management of Qwest or (3) a reorganization, restructuring, merger or similar transaction involving Qwest that may adversely affect the holders of the New Qwest Notes. In addition, subject to covenants in other debt instruments of Qwest and the covenant set forth under “—Merger and Consolidation”, Qwest may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of Qwest with another entity that could substantially increase the amount of Qwest’s indebtedness or substantially reduce Qwest’s assets, which may have an adverse effect on Qwest’s ability to service its indebtedness, including the New Qwest Notes. See “Risk Factors—We are subject to risks associated with debt financing” in this prospectus. Further, the restrictive covenants described below under “—Restrictive Covenants” will not apply to Lumen or any of its subsidiaries (other than the Issuer and, where applicable, the Issuer’s subsidiaries).

Lumen Guarantee

The New Qwest Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Lumen, unless and until such time as Lumen is released from its obligations under the New Qwest Indenture as described below.

The guarantee of the New Qwest Notes by Lumen will be automatically and unconditionally released:

•	upon consummation of any transaction resulting in Lumen ceasing to constitute a direct or indirect parent of Qwest; or

•

if Qwest exercises the legal defeasance option or covenant defeasance option or effects a satisfaction and discharge of the New Qwest Indenture, in each case, in accordance with the provisions described under “—Discharge and Defeasance.”

As discussed above, Lumen’s guarantee of the New Qwest Notes can be released under certain circumstances. Accordingly, you should consider the risk that Lumen may in the future cease to be a guarantor of the New Qwest Notes in making an investment decision to participate in the exchange offers.

Upon any occurrence giving rise to a release of Lumen’s guarantee of the New Qwest Notes as specified above, the Trustee, upon receipt of an Officer’s Certificate from Qwest and an Opinion of Counsel each stating that all conditions precedent to such release have been satisfied, shall execute any documents reasonably requested by Qwest in order to evidence such release, discharge and termination in respect of such guarantee.

Ranking

The New Qwest Notes:

•

will be our senior unsecured obligations, will rank senior to our obligations to make payments under any of our existing and future subordinated debt, and will rank equally in right of payment with our obligations to make payments under all of our existing and future unsecured and unsubordinated debt;

•	will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness; and

•	will be guaranteed by Lumen, subject to release as described under “—Lumen Guarantee”.

The New Qwest Notes will only be guaranteed by Lumen. The New Qwest Notes will not be guaranteed by any of our subsidiaries nor by any of Lumen’s subsidiaries, and therefore will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to us or Lumen) of our subsidiaries and Lumen’s subsidiaries (other than us), to the extent of the assets of those subsidiaries.

Lumen’s guarantee of the New Qwest Notes:

•

will otherwise be Lumen’s senior unsecured obligation, will rank senior to Lumen’s obligations to make payments under any of its existing and future subordinated debt, and will rank equally in right of payment with its obligations to make payments under all of its existing and future unsecured and unsubordinated debt;

•	will be effectively subordinated in right of payment to any of Lumen’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness; and

•

will be effectively subordinated to all existing and future indebtedness and other obligations (other than indebtedness and obligations owed to Lumen) of Lumen’s subsidiaries (other than us) to the extent of the assets of those subsidiaries.

Interest and Maturity

New 6.500% 2051 Notes

Title of the notes: 6.500% Notes due September 1, 2051

Total principal amount being issued: up to $1,637,500,000

Maturity date: September 1, 2051

Interest rate: 6.500%

Date interest starts accruing: Settlement Date

Interest payment dates: March 1, June 1, September 1 and December 1

Expected first interest payment date: September 1, 2026

Regular record dates for interest: February 15, May 15, August 15 and November 15

Redemption: See “—Optional Redemption”

Listing: The Issuer has applied to list the New 6.500% 2051 Notes in $25 denominations on the NYSE. If the application is approved, we expect the New 6.500% 2051 Notes in $25 denominations to begin trading on the NYSE on the original issue date or promptly thereafter. The Issuer does not expect the New 6.500% 2051 Notes in $1 denominations to be listed on the NYSE.

New 6.750% 2052 Notes

Title of the notes: 6.750% Notes due June 15, 2052

Total principal amount being issued: up to $660,000,000

Maturity date: June 15, 2052

Interest rate: 6.750%

Date interest starts accruing: Settlement Date

Interest payment dates: March 15, June 15, September 15 and December 15

Expected first interest payment date: September 15, 2026

Regular record dates for interest: March 1, June 1, September 1 and December 1

Redemption: See “—Optional Redemption”

Listing: The Issuer has applied to list the New 6.750% 2052 Notes on the NYSE. If the application is approved, we expect the New 6.750% 2052 Notes to begin trading on the NYSE on the original issue date or promptly thereafter.

Notwithstanding the foregoing, if the first interest payment date for a series of New Qwest Notes following the Settlement Date has a related regular record date that is prior to the Settlement Date, then the regular record date for such interest payment date shall instead be deemed to be the Settlement Date.

None of the New Qwest Notes will be entitled to the benefit of any sinking fund payments or subject to repayment or repurchase by Qwest at the option of the Holders thereof. As used herein, “Holder” means the person in whose name a New Qwest Note is registered in the security register maintained by the Trustee. Interest on the New Qwest Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on each series of New Qwest Notes will accrue from the applicable date set forth above and will be payable quarterly in arrears on the applicable interest payment dates set forth above, commencing with the expected first interest payment date set forth above, to the persons in whose names the New Qwest Notes of such series are registered in the security register maintained by the Trustee at the close of business on the applicable regular record dates set forth above immediately before such respective interest payment dates.

If any interest payment date, any maturity date, any date fixed for redemption or any other day on which the principal of, or premium, if any, or interest on a New Qwest Note becomes due and payable falls on a day that is not a Business Day (as defined in the New Qwest Indenture), the required payment may be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date, maturity date, redemption date or other date, as the case may be.

Optional Redemption

At any time and from time to time, Qwest may redeem the New Qwest Notes of the applicable series, at its option, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the New Qwest Notes of such series being redeemed plus accrued and unpaid interest on the New Qwest Notes of the applicable series to be redeemed to, but not including, the applicable redemption date.

Notice of any redemption of the New Qwest Notes of any series by Qwest will be transmitted at least 10 days but not more than 60 days before the applicable redemption date to each Holder of New Qwest Notes of such series to be redeemed. If less than all of the outstanding New Qwest Notes of any series are to be redeemed, the New Qwest Notes of such series to be redeemed shall be selected, so long as the New Qwest Notes of such series are in book-entry form, in accordance with the applicable procedures of DTC (as defined below) or, if the New Qwest Notes of such series are issued in definitive certificated form under the limited circumstances described below under “—Book-Entry System,” by such method as the Trustee shall deem fair and appropriate.

Any redemption described above or notice thereof may, at Qwest’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of one or more corporate transactions or other events. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in Qwest’s discretion, the redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and any such notice with respect to such redemption may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such redemption and any notice with respect thereto may be rescinded at any time in Qwest’s discretion if Qwest reasonably believes that any or all of such conditions will not be satisfied or waived. In addition, Qwest may provide in such notice that payment of the redemption price or performance of Qwest’s obligations with respect to such redemption may be performed by another person; provided that the foregoing shall not relieve Qwest from its obligations with respect to the New Qwest Notes.

Unless Qwest defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the New Qwest Notes or portions thereof called for redemption.

Qwest and its affiliates may acquire New Qwest Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the New Qwest Indenture.

Same-Day Settlement and Payment

All payments of principal, premium, if any, and interest in respect of the New Qwest Notes will be made by Qwest by wire transfer of immediately available funds to an account maintained by the payee in the United States.

If New Qwest Notes of any series are issued in definitive certificated form under the limited circumstances described below, payments of interest on the certificated New Qwest Notes of such series may be made, at our option, by check mailed to the addresses of the persons entitled thereto, as such addresses appear in the register for the New Qwest Notes of such series, or by wire transfer to accounts maintained by the payees in the United States; provided, however, that a Holder of $5 million or more in aggregate principal amount of New Qwest Notes in definitive certificated form will be entitled to receive payments of interest due on any interest payment date by wire transfer of immediately available funds to an account maintained by such Holder in the United States so long as such Holder has given appropriate wire transfer instructions to the Trustee or a paying agent at least 15 calendar days prior to the applicable interest payment date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such person ceases to be a Holder of $5 million or more in aggregate principal amount of New Qwest Notes in definitive certificated form.

Payments of principal of and premium, if any, and interest on New Qwest Notes in definitive certificated form that are due and payable on the maturity date of the New Qwest Notes of any series, any redemption date for the New Qwest Notes of any series or any other date on which principal of the New Qwest Notes of any series is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a paying agent, against surrender of such New Qwest Notes of such series to the Trustee or a paying agent; provided that installments of interest on New Qwest Notes in definitive certificated form that are due and payable on any interest payment date falling on or prior to such maturity date, redemption date or other date on which principal of the New Qwest Notes of such series is payable will be paid in the manner described in the preceding paragraph to the persons who were the Holders of the New Qwest Notes of such series (or one or more predecessor notes of such series) registered as such at the close of business on the relevant regular record dates according to the terms and provisions of the New Qwest Notes of such series and the Indenture.

Certain Covenants

So long as any New Qwest Notes remain outstanding, subject to the provisions described below under Discharge and Defeasance, the covenants set forth below will be applicable to Qwest (but not to Lumen or any of its other subsidiaries).

Merger and Consolidation

Nothing in the New Qwest Indenture prevents Qwest from consolidating or merging with or into, or selling, transferring, leasing or conveying all or substantially all of our properties or assets to, in one transaction or a series of related transactions, any other person, provided that:

•

Qwest is the continuing entity, or the resulting, surviving or transferee person (the “Successor”) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the New Qwest Notes and the Indenture; and

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Limitations on Liens

The New Qwest Indenture provides that we will not, while any of the New Qwest Notes remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, securing indebtedness for borrowed money, except Permitted Liens, unless we shall secure the New Qwest Notes then outstanding by such lien equally and ratably with the other indebtedness for borrowed money thereby secured. Any lien created for the benefit of the New Qwest Notes pursuant to this paragraph is required to provide by its terms that such lien shall be automatically and unconditionally released and discharged upon the release and discharge of the lien that gave rise to such lien created for the benefit of the holders of the New Qwest Notes.

For purposes of determining compliance with the “liens” covenant under the New Qwest Indenture, (x) a lien need not be incurred solely by reference to one category of Permitted Liens, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, we shall, in our sole discretion, divide, classify or may subsequently reclassify at any time such lien (or any portion thereof) in any manner that complies with the “liens” covenant under the New Qwest Indenture.

The restrictions in the New Qwest Indenture described above would not protect holders of the New Qwest Notes in the event of a leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under the New Qwest Indenture. Nor would these restrictions afford protection in the event of one or more transactions in which secured indebtedness was incurred by Qwest’s subsidiaries, or one or more transactions in which Qwest issues debt guaranteed by its subsidiaries.

For purposes of this liens covenant, the following definitions are applicable:

“Permitted Liens”:

(a)

liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any indebtedness secured by any lien permitted by this definition of “Permitted Liens” (including any accrued but unpaid interest thereon and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement); provided, however, that:

(i)	the new lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original lien arose, could secure the original lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(ii)

the indebtedness secured by the new lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(b)

liens upon property (including capital stock) hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property, or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after the later of the acquisition of such property or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

(c)

liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof;

(d)	indebtedness assumed by us in connection with any consolidations, mergers, sales or conveyances;

(e)	liens on cash, cash equivalents or securities that secure any obligations with respect to letters of credit or similar arrangements; or

(f)	liens securing indebtedness for borrowed money outstanding or committed as of the issue date of the New Qwest Notes.

Reports

Qwest will agree to file with the Trustee, within 15 days after Qwest is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as said Commission may from time to time by rules and regulations prescribe) which Qwest may be required to file with said Commission pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if Qwest is not required to file information, documents or reports pursuant to any of such sections, then to file with the Trustee and said Commission, in accordance with the rules and regulations prescribed from time to time by said Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

For so long as any direct or indirect parent company of Qwest fully and unconditionally guarantees the New Qwest Notes, Qwest may comply with the requirements of the immediately preceding paragraph by furnishing financial information relating to any direct or indirect parent company of Qwest (provided that such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its subsidiaries other than Qwest and its subsidiaries, on the one hand, and the information relating to Qwest and its subsidiaries).

Events of Default

The New Qwest Indenture provides that an event of default means that one or more of the following events has occurred and is continuing with respect to the applicable series of New Qwest Notes:

•	failure by Qwest for 30 business days to pay interest on the New Qwest Notes of that series when due;

•

failure of Qwest to pay principal of (or premium, if any, on) the New Qwest Notes of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside Qwest’s control;

•

failure of Qwest to observe or perform any other covenant applicable to that series of New Qwest Notes for 60 days after written notice with respect thereto by the Trustee or to Qwest and the Trustee by the holders of at least 30% of the aggregate principal amount of such series of New Qwest Notes then outstanding; provided that a notice of default may not be given with respect to any action taken, and reported publicly or to the holders, more than two years prior to such notice of default; or

•	occurrence of certain specified events relating to our bankruptcy, insolvency or reorganization.

No event of default with respect to New Qwest Notes of a particular series issued under the New Qwest Indenture necessarily constitutes an event of default with respect to the New Qwest Notes of the other series (or of any other series issued under the New Qwest Base Indenture).

If an event of default shall occur and be continuing with respect to any series of New Qwest Notes and if it is actually known to the Trustee, the Trustee is required to deliver to each holder of that series a notice of the event of default within 90 days of such default. The Trustee may withhold from holders notice of any continuing default (except a default in the payment of monies owed) if it determines that withholding notice is in the holders’ interests.

If an event of default with respect to a series of New Qwest Notes occurs and is continuing, the Trustee or the holders of at least 30% in aggregate principal amount of that series of New Qwest Notes then outstanding may declare the principal of that series of New Qwest Notes to be due and payable immediately. The holders of a majority of aggregate outstanding principal amount of that series of New Qwest Notes may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with Trustee before any judgment or decree for such payment has been obtained or entered.

Any noteholder direction provided by any directing holder must be accompanied by a position representation, which representation, in the case of a default direction, shall be deemed repeated at all times until the resulting event of default is cured or otherwise ceases to exist or the New Qwest Notes are accelerated. In addition, each directing holder must, at the time of providing a noteholder direction, make a verification covenant. In any case in which the holder is DTC or its nominee, any position representation or verification covenant required hereunder shall be provided by the beneficial owner of the New Qwest Notes in lieu of DTC or its nominee.

If, following the delivery of a noteholder direction, but prior to acceleration of the applicable series of New Qwest Notes, we determine in good faith that there is a reasonable basis to believe a directing holder was, at any relevant time, in breach of its position representation and provide to the Trustee evidence that we have filed papers with a court of competent jurisdiction seeking a determination that such directing holder was, at such time, in breach of its position representation, and seeking to invalidate any event of default that resulted from the applicable noteholder direction, the cure period with respect to such event of default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a noteholder direction, but prior to acceleration of the applicable series of New Qwest Notes, we provide to the Trustee an officer’s certificate stating that a directing holder failed to satisfy its verification covenant, the cure period with respect to any event of default that resulted from the applicable noteholder direction shall be automatically stayed pending satisfaction of such verification covenant. Any breach of the position representation shall result in such holder’s participation in such noteholder direction being disregarded; and, if, without the participation of such holder, the percentage of New Qwest Notes held by the remaining holders that provided such noteholder direction would have been insufficient to validly provide such noteholder direction, such noteholder direction shall be void ab initio, with the effect that such event of default shall be deemed never to have occurred.

Notwithstanding anything in the preceding two paragraphs to the contrary, any noteholder direction delivered to the Trustee during the pendency of an event of default as the result of a bankruptcy or similar insolvency proceeding shall not require compliance with the foregoing paragraphs. The Trustee shall have no liability or responsibility for any noteholder direction, position representation or verification covenant, for the receipt or delivery of any noteholder direction, position representation or verification covenant or for the content of any noteholder direction, position representation or verification covenant.

Holders of New Qwest Notes may not enforce the New Qwest Indenture, except as provided therein. Subject to the provisions of the New Qwest Indenture relating to the duties of the Trustee, if an event of default occurs and is continuing the Trustee will be under no obligation to exercise any of the rights or powers under the New Qwest Indenture at the request or direction of any holders of the affected series of New Qwest Notes, unless, among other things, the holders shall have offered such trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the New Qwest Indenture, the holders of a majority in aggregate principal amount of a series of New Qwest Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the trustee with respect to such series of New Qwest Notes. The holders of a majority in aggregate principal amount of the then outstanding New Qwest Notes of either series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series.

The holders of at least a majority in principal amount of the New Qwest Notes of the applicable series may waive any default (other than a payment of default) for the New Qwest Notes of that series.

Any time period in the New Qwest Indenture to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.

We are required to furnish to the Trustee annually a statement regarding our performance of certain of our obligations under the New Qwest Indenture.

For purposes of the foregoing discussion of events of default, the following definitions are applicable:

“default direction” means a noteholder direction relating to a notice of default.

“derivative instrument” with respect to a person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such person or any affiliate of such person that is acting in concert with such person in connection with such person’s investment in the New Qwest Notes (other than a screened affiliate) is a party (whether or not requiring further performance by such person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the performance references.

“directing holder” means any one or more holders providing a noteholder direction.

“long derivative instrument” means a derivative instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the performance references and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the performance references.

“net short” means with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its short derivative instruments exceeds the sum of the (x) the value of its New Qwest Notes plus (y) the value of its long derivative instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a failure to pay or bankruptcy credit event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to Qwest immediately prior to such date of determination.

“noteholder direction” means any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of default, notice of acceleration or take any other action.

“performance references” means the value and/or performance of the New Qwest Notes and/or the creditworthiness of Lumen.

“position representation” means a written representation from each directing holder to us and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) net short.

“screened affiliate” means any affiliate of a holder (i) that makes investment decisions independently from such holder and any other affiliate of such holder that is not a screened affiliate, (ii) that has in place customary information screens between it and such holder and any other affiliate of such holder that is not a screened affiliate and such screens prohibit the sharing of information with respect to us or our subsidiaries, (iii) whose investment policies are not directed by such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the New Qwest Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other affiliate of such holder that is acting in concert with such holders in connection with its investment in the New Qwest Notes.

“short derivative instrument” means a derivative instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the performance references and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the performance references.

“verification covenant” means a covenant by a directing holder to provide us with such other information as we may reasonably request from time to time in order to verify the accuracy of such noteholder’s position representation within five business days of request therefor.

Modification of the Indenture

The New Qwest Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of New Qwest Notes at the time outstanding and affected by such modification, to modify the New Qwest Indenture or any supplemental indenture affecting that series. However, no such modification may:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any New Qwest Note;

(2)

reduce the principal amount of any New Qwest Note or reduce the amount of the principal of an original issue discount security or any other New Qwest Note which would be due and payable upon a declaration of acceleration of the maturity thereof, or reduce the rate of interest on any New Qwest Note;

(3)

reduce any premium payable upon the redemption of or change the date on which any New Qwest Notes may or must be redeemed (it being understood that a change to any notice requirement with respect to such date shall not be deemed to be a change of such date);

(4)	change the coin or currency in which the principal of or premium, if any, or interest on any New Qwest Note is payable;

(5)	impair the right of any holder to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(6)	reduce the percentage in principal amount of the outstanding New Qwest Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the New Qwest Indenture or certain defaults hereunder and their consequences) provided for in the New Qwest Indenture; or

(7)

modify any of the provisions of this paragraph, or the provisions of the New Qwest Indenture governing the waiver of past defaults and waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the New Qwest Indenture cannot be modified or waived without the consent of the holder of each outstanding New Qwest Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in this paragraph or the provisions of the New Qwest Indenture governing the waiver of certain covenants, or the deletion of this proviso, in accordance with the requirements of the New Qwest Indenture.

We and the Trustee may amend or supplement the New Qwest Indenture, without the consent of any holders of any series of New Qwest Notes, to:

(1)

to add to the covenants for the benefit of the holders of all or any series of New Qwest Notes (and if such covenants are to be for the benefit of less than all series of the New Qwest Notes, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon Qwest;

(2)	to evidence the succession of another person to Qwest, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of Qwest;

(3)

to add any additional events of default for the benefit of the holders of all or any series of New Qwest Notes (and if such additional events of default are to be for the benefit of less than all series of New Qwest Notes, stating that such additional events of default are expressly being included solely for the benefit of such series);

(4)	to add one or more guarantees or co-obligors for the benefit of holders of the New Qwest Notes;

(5)	to secure the New Qwest Notes;

(6)

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the New Qwest Notes of one or more series and to add to or change any of the provisions of the New Qwest Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee;

(7)	subject to any limitations established pursuant to the New Qwest Indenture, to provide for the issuance of additional New Qwest Notes of any series;

(8)	to establish the form or terms of New Qwest Notes of any series as permitted by the New Qwest Indenture;

(9)	to comply with the rules of any applicable depositary;

(10)	to add to or change any of the provisions of the New Qwest Indenture to such extent as shall be necessary to permit or facilitate the issuance of New Qwest Notes in uncertificated form;

(11)

to add to, change or eliminate any of the provisions of the New Qwest Indenture in respect of one or more series of New Qwest Notes; provided that any such addition, change or elimination shall become effective only when there is no outstanding New Qwest Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(12)	to cure any ambiguity, to correct or supplement any provision of the New Qwest Indenture which may be defective or inconsistent with any other provision herein;

(13)

to change any other provision under the New Qwest Indenture; provided that such action pursuant to this clause (13) shall not adversely affect the interests of the holders of New Qwest Notes of any outstanding series in any material respect;

(14)

to supplement any of the provisions of the New Qwest Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of New Qwest Notes pursuant to the New Qwest Indenture; provided that any such action shall not adversely affect the interests of the holders of New Qwest Notes of such series or any other series of New Qwest Notes in any material respect;

(15)	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Securities may be listed or traded; and

(16)	to add to, change or eliminate any provision of this Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

Discharge and Defeasance

We may discharge our obligations with respect to the applicable series of New Qwest Notes, subject to certain exceptions, if at any time all outstanding New Qwest Notes of that series not previously delivered to the Trustee for cancellation by us shall have become due and payable or are to become due and payable or either have been called for redemption, or are to be called for redemption within one year, and in each case we have deposited with the trustee the entire amount in moneys or U.S. government obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding New Qwest Notes of the applicable series, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series.

Additionally, the New Qwest Indenture provides that we may discharge all of our obligations under the New Qwest Indenture with respect to either series of New Qwest Notes, subject to certain exceptions, if at any time all outstanding New Qwest Notes of that series not previously delivered to the Trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with the Trustee moneys or U.S. government obligations sufficient to pay at maturity or upon redemption the outstanding New Qwest Notes of that series, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to the New Qwest Notes of that series.

Global Securities

The New Qwest Notes may be issued in whole or in part in the form of one or more global securities (the “Global Securities”) that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or other offering materials relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement or other offering materials relating to that series.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee or shareholder of ours has any liability for any of our obligations under the New Qwest Notes or the New Qwest Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the New Qwest Notes by accepting the New Qwest Notes waives and releases all such liability. This waiver and release are part of the consideration for issuance of the New Qwest Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry System

The following are summaries of certain rules and operating procedures of The Depository Trust Company, or DTC, that affect the payment of principal, premium, if any, and interest on and transfers of interests in the New Qwest Notes evidenced by global notes (the “Global Notes”). Upon issuance, the New Qwest Notes of each series will only be issued in the form of one or more Global Notes of such series which will be held by DTC or the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for New Qwest Notes of the applicable series in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Upon the issuance of a Global Note of any series, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the New Qwest Notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

So long as DTC or its nominee is the registered owner of a Global Note of any series, DTC or its nominee, as the case may be, will be considered the sole Holder of the New Qwest Notes of such series represented by such Global Note for all purposes under the New Qwest Indenture. Except under the limited circumstances set forth below, owners of beneficial interests in a Global Note of any series will not be entitled to have New Qwest Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such New Qwest Notes in certificated form and will not be considered the registered owners or Holders of such New Qwest Notes under the New Qwest Indenture. Accordingly, each person owning a beneficial interest in a Global Note of any series must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder of New Qwest Notes of such series under the New Qwest Indenture. Qwest understands that under existing industry practices, if Qwest requests any action of Holders of New Qwest Notes of any series or if an owner of a beneficial interest in a Global Note of any series desires to give or take any action that a Holder of New Qwest Notes of such series is entitled to give or take under the New Qwest Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of Qwest, the Trustee or any other agent of Qwest or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Qwest expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. Qwest also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants

The New Qwest Indenture provides that if, with respect to the New Qwest Notes of any series, (1) DTC notifies Qwest that it is unwilling or unable to continue as depositary for the Global Notes of such series or if DTC ceases to be a clearing agency registered as such under the Exchange Act at any time when the depositary is required to be so registered in order to act as depositary for the Global Notes of such series and a successor depositary is not appointed within 90 days after Qwest receives such notice or learns of such ineligibility, (2) Qwest determines that the New Qwest Notes of such series shall no longer be represented by Global Notes and executes and delivers to the Trustee an officers’ certificate to that effect or (3) an event of default (as defined in under “—Events of Default, Notice and Waiver”) with respect to the New Qwest Notes of such series has occurred and is continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding New Qwest Notes of such series advise DTC to cease acting as depositary for the Global Notes of such series, Qwest will issue New Qwest Notes of such series in definitive form in exchange for interests in all outstanding Global Notes of such series. Any New Qwest Notes issued in definitive form in exchange for interests in a Global Note will be registered in such name or names, and, (a) in the case of the New 6.750% 2052 Notes, will be issued in denominations of $25 and integral multiples of $25 in excess thereof, and (b) in the case of the New 6.500% 2051 Notes, will be issued in denomination of (i) $25 and integral multiples of $25 in excess thereof or (ii) $1 and integral multiples of $1 in excess thereof, and will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in a Global Note.

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream. Clearstream Banking, S.A. (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants include financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Dealer Managers or their respective affiliates. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to the New Qwest Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. The Euroclear System (“Euroclear”) was created to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Dealer Managers or their respective affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When interests in Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a Clearstream Participant or a Euroclear Participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the applicable New Qwest Notes against payment. After settlement, Clearstream or Euroclear will credit the applicable New Qwest Notes to the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the applicable New Qwest Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the applicable New Qwest Notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer interests in Global Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a Clearstream Participant or a Euroclear Participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the applicable New Qwest Notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or the Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding business day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the New Qwest Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations and to the ownership of New Qwest Notes acquired pursuant to the exchange offers. This discussion is limited to holders who hold Old Qwest Notes and will hold New Qwest Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire New Qwest Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Old Qwest Notes or New Qwest Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), holders subject to special tax accounting rules as a result of any item of gross income with respect to the Old Qwest Notes or New Qwest Notes being taken into account in an applicable financial statement, holders holding Old Qwest Notes or New Qwest Notes in tax-deferred accounts, holders holding Old Qwest Notes or New Qwest Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to any alternative minimum tax, holders treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements, “controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income).

The discussion below is based on the Code, Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning New Qwest Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Old Qwest Notes or New Qwest Notes received upon the exchange of Old Qwest Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of Old Qwest Notes or New Qwest Notes that is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Old Qwest Notes or New Qwest Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning Old Qwest Notes or New Qwest Notes received upon the exchange of Old Qwest Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership of such New Qwest Notes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP OF NEW QWEST NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

A. U.S. Holders

The Exchange Offers. The exchange of Old Qwest Notes for New Qwest Notes pursuant to the exchange offers will constitute a disposition of such Old Qwest Notes for U.S. federal income tax purposes if the exchange results in a “significant modification” of the Old Qwest Notes. Under the applicable Treasury Regulations (the “Debt Modification Regulations”), the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively (including certain modifications that occur on a substantially deferred basis or that are subject to a substantial contingency), the “legal rights or obligations” that are altered and the degree to which they are altered are “economically significant.” In addition to the general rule, the Debt Modification Regulations provide specific rules under which certain modifications will be treated as significant modifications. In particular, the Debt Modification Regulations that govern the determination of whether a modification of a debt instrument is a significant modification provide that the addition or deletion of a guarantee is treated as a significant modification only if the addition or deletion of guarantee results in a “change of payment expectations.” The Debt Modification Regulations also contain a specific rule governing the yield change occurring as a result of any modification under which a change in yield exceeding a certain threshold is considered a significant modification. The Debt Modification Regulations also specify that a modification that changes the timing of payments (including any resulting change in the amount of payments) due under a debt instrument is a significant modification if it results in the material deferral of scheduled payments. The Debt Modification Regulations further provide that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification, but do not define “customary accounting or financial covenants.” In addition, the Debt Modification Regulations generally provide that two or more modifications over any period of time constitute a significant modification if, had they been done as a single change, the change would have resulted in a significant modification.

We believe that any change in yield arising either as the result of the receipt of Cash Consideration (as defined below) or, for the New 6.500% 2051 Notes received in exchange for Old 2057 Notes, the receipt of Cash Consideration and the change in the interest rate between the Old 2057 Notes and New 6.500% 2051 Notes, will not result in a change in yield that exceeds the threshold to give rise to a significant modification. We further believe that any other modifications either alter customary accounting or financial covenants or otherwise should not give rise to a significant modification.

Thus, based upon the aforementioned rules, and while the Debt Modification Regulations do not directly address all the particular types of modifications of the Old Qwest Notes that would occur as a result of the exchange offers and it is not entirely clear, we believe that the modifications to the Old Qwest Notes resulting from the exchange of the Old Qwest Notes that are validly tendered (and not validly withdrawn) for New Qwest Notes should not constitute a significant modification of such Old Qwest Notes. Therefore, we intend to take the position that there is no exchange for U.S. federal income tax purposes resulting from the exchange of the Old

Qwest Notes that are validly tendered (and not validly withdrawn) for New Qwest Notes, and that each series of New Qwest Notes received in such an exchange should be treated as a continuation of the corresponding series of Old Qwest Notes for U.S. federal income tax purposes. Under such position, a U.S. Holder that validly tenders Old Qwest Notes (and does not validly withdraw such tender) for the New Qwest Notes would be considered not to have a taxable exchange for U.S. federal income tax purposes and would generally continue to be subject to the same tax consequences (including having the same adjusted tax basis and holding period) with respect to the New Qwest Notes as such U.S. Holder had with respect to the Old Qwest Notes immediately before the exchange (subject to the discussion of the Cash Consideration below). Except where explicitly stated the remainder of this discussion assumes the exchanges will not be treated as significant modifications.

If, contrary to our position described above, the IRS were to assert that the exchange of Old Qwest Notes that are validly tendered (and not validly withdrawn) for New Qwest Notes constitutes a significant modification under the Debt Modification Regulations, then the exchange of such Old Qwest Notes for New Qwest Notes would be treated as a taxable exchange for U.S. federal income tax purposes. In such case, a U.S. Holder may be required to recognize gain and may not be permitted to recognize any loss in the exchange, and the New Qwest Notes would be treated as newly issued at the time of the exchange. In this situation, the New Qwest Notes may be treated as having been issued with OID, which, subject to the application of certain rules relating to “market discount,” “acquisition premium” or “bond premium,” the applicable U.S. Holder would generally be required to include as ordinary interest income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest before receiving the cash to which such interest income is attributable. The amount (if any) of such OID will generally depend on the fair market value of the Old Qwest Notes on the date of the exchange and could be substantial.

In addition, no separate CUSIP number will be used to distinguish between New 6.500% 2051 Notes issued in $1 denominations in exchange for Old 2056 Notes and New 6.500% 2051 Notes issued in $1 denominations in exchange for Old 2057 Notes such that the IRS and withholding agents may not be able to distinguish between such New 6.500% 2051 Notes. If some exchanges into New 6.500% 2051 Notes issued in $1 denominations pursuant to the exchange offers, but not all, were subsequently determined by the IRS to give rise to a significant modification such that certain New 6.500% 2051 Notes issued in $1 denominations were treated as having been issued with OID, the IRS and withholding agents may treat all New 6.500% 2051 Notes issued in $1 denominations as having been issued with OID regardless of whether the U.S. Holder previously held Old 2056 Notes or Old 2057 Notes.

Cash Consideration. The U.S. federal income tax treatment of the receipt of the $0.0625 for each note (unit) per $25 principal amount of the Old Qwest Notes in cash (such cash, the “Cash Consideration”) by a U.S. Holder of Old Qwest Notes that are validly tendered (and not validly withdrawn) is unclear, and we have not requested a ruling from the IRS with respect thereto. We intend to treat the Cash Consideration as a payment on the applicable Old Qwest Notes, rather than a separate fee paid for consenting to the proposed amendments. If such treatment is respected, such payment will generally first be treated as a taxable payment of additional ordinary interest income to the extent of accrued but unpaid interest, if any, and then as a payment of principal (which may be treated as ordinary income to the extent of any accrued market discount that such U.S. Holder has not previously elected to include in income as it accrued). Alternatively, the Cash Consideration may be considered a separate fee or payment taxable as ordinary income. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

Amortizable Bond Premium and Market Discount. U.S. Holders of Old Qwest Notes validly tendered (and not validly withdrawn) will have the same market discount and amortizable bond premium in the New Qwest Notes as such U.S. Holders had in the Old Qwest Notes immediately before the exchange, except as provided in “—U.S. Holders—Cash Consideration.” However, although the issue is not free from doubt, because there will be fewer years remaining until maturity on the New Qwest Notes, a U.S. Holder that has elected to accrue market discount on the Old Qwest Notes would generally be required to accrue an increased annual amount of market discount on the New Qwest Notes, and a U.S. Holder that has elected to amortize bond premium on the Old Qwest Notes would generally be required to amortize an increased annual amount of bond premium on the New

Qwest Notes. U.S. Holders of Old Qwest Notes who validly tender (and do not validly withdraw) their Old Qwest Notes in exchange for New Qwest Notes are urged to consult their tax advisors regarding the application of the amortizable bond premium and market discount rules to their New Qwest Notes.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to the payment of the Cash Consideration to a U.S. Holder. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding on these payments if such holder is not otherwise exempt and: (i) the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number; (ii) the holder furnishes an incorrect taxpayer identification number; (iii) the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or (iv) the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

B. Non-U.S. Holders

The Exchange Offers. As discussed above under “—U.S. Holders—The Exchange Offers,” while the Debt Modification Regulations do not directly address all the particular types of modifications of the Old Qwest Notes that would occur as a result of the exchange offers and it is not entirely clear, we intend to take the position that there is no taxable exchange for U.S. federal income tax purposes resulting from the exchange of the Old Qwest Notes that are validly tendered (and not validly withdrawn) for New Qwest Notes. If, contrary to our position described above, the exchange of Old Qwest Notes that are validly tendered (and not validly withdrawn) for New Qwest Notes constitutes a significant modification under the Debt Modification Regulations, however, then the exchange of such Old Qwest Notes for New Qwest Notes would be treated as a taxable exchange for U.S. federal income tax purposes. The remainder of this discussion assumes the exchanges will not be treated as significant modifications.

Cash Consideration. The U.S. federal income tax treatment of the Cash Consideration by a Non-U.S. Holder of Old Qwest Notes that are validly tendered (and not validly withdrawn) is unclear. We intend to treat the Cash Consideration as a payment on the applicable Old Qwest Notes, rather than a separate fee paid for consenting to the proposed amendments. If such treatment is respected, such payment will generally first be treated as a taxable payment of additional ordinary interest income to the extent of accrued but unpaid interest, if any, and then as a payment of principal. However, if the Cash Consideration is treated as a separate fee or payment, a Non-U.S. Holder receiving the Cash Consideration could be subject to U.S. federal withholding tax at a rate of 30%, unless a reduction in tax rate or exemption applies, including under a U.S. income tax treaty, and proper certification of eligibility for such reduction in tax rate or exemption is provided (generally on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable), or the Non-U.S. Holder provides a properly executed IRS Form W-8ECI claiming that such amount is effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders are urged to consult their tax advisors as to the proper treatment of the Cash Consideration in light of their particular circumstances.

Information Reporting and Backup Withholding. Information reporting may apply to the payment of the Cash Consideration to a Non-U.S. Holder. Copies of the information returns reporting such amounts and any withholding also may be made available by the IRS to the tax authorities in the country in which the non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or other agreement.

In general, the payment of the Cash Consideration (by us or an intermediate payor) to a Non-U.S. Holder will not be subject to backup withholding, provided (i) the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other appropriate IRS Form W-8 or permissible substitute) certifying as to its non-U.S. status, and neither the Company nor the relevant withholding agent has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or (ii) the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

C. Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) at a rate of 30% on payments of the Cash Consideration made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not pay any additional amounts to investors in respect of any amounts withheld under FATCA. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of these rules on their participation in the exchanges. If a payment is both subject to withholding under FATCA and subject to a withholding tax discussed above under “—U.S. Holders—Information Reporting and Backup Withholding” and “—Non-U.S. Holders—Information Reporting and Backup Withholding,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to the receipt of the Cash Consideration.

D. Holders Not Tendering in the Exchange Offers

The U.S. federal income tax treatment of holders who do not tender their Old Qwest Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Old Qwest Notes for U.S. federal income tax purposes to such non-tendering holders. As discussed above under “—U.S. Holders—The Exchange Offers,” whether a modification to a debt instrument is “significant” depends on whether, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Debt Modification Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Debt Modification Regulations do not, however, define “customary accounting or financial covenants.” Although there is no authority directly on point and the matter is thus not entirely clear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the Old Qwest Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take. If adoption of the proposed amendments does not constitute a significant modification of the Old Qwest Notes, then holders will have no U.S. federal income tax consequences as a result of the adoption of the proposed amendments and will continue to have the same adjusted tax basis, market discount (if any), amortizable bond premium (if any) and holding period in the Old Qwest Notes. Non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated, and the U.S. federal income tax consequences of continuing to hold Old Qwest Notes after the adoption of the proposed amendments.

NOTICES TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any jurisdiction that would permit a public offering of the New Qwest Notes or the possession, circulation or distribution of this prospectus or any material relating to us, the Old Qwest Notes, the New Qwest Notes or the Guarantees in any jurisdiction where action for that purpose is required. Accordingly, the New Qwest Notes offered in the exchange offers may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the exchange offers may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

This prospectus does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Old Qwest Notes or New Qwest Notes in any jurisdiction in which, or to or from any person to or from whom it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us, the Dealer Managers, the Solicitation Agents, the exchange agent and the information agent to inform themselves about, and to observe, any such restrictions. In those jurisdictions where the securities, blue sky or other laws require the exchange offers to be made by a licensed broker or dealer and the Dealer Managers or any of their affiliates is a licensed broker or dealer in any such jurisdiction, such exchange offers shall be deemed to be made by the Dealer Manager or such affiliate (as the case may be) on Qwest’s behalf in such jurisdiction.

The New 6.750% 2052 Notes will be issued in denominations of $25 and integral multiples of $25 in excess thereof. The New 6.500% 2051 Notes will be issued in denominations of (i) $25 and integral multiples of $25 in excess thereof or (ii) $1 and integral multiples of $1 in excess thereof, and will be issued under separate global notes (at least one global note for each denomination) having separate CUSIP numbers but otherwise constituting the same series for voting purposes, and issued under the same supplemental indenture. See “Description of New Qwest Notes – General.” If Qwest would be required to issue New Qwest Notes in a denomination other than as set forth in the preceding sentences, Qwest will, in lieu of such issuance, issue New Qwest Notes in a principal amount that has been rounded down to the nearest lesser applicable whole multiple of such New Qwest Notes; and pay a cash amount equal to: the difference between (i) the principal amount of the New Qwest Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the New Qwest Notes actually issued in accordance with this paragraph; plus accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Prohibition of Sales to EEA Retail Investors

The New Qwest Notes described in this prospectus are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the New Qwest Notes described in this prospectus or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing such New Qwest Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of such New Qwest Notes in any Member State of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of such New Qwest Notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom (“U.K.”)

The New Qwest Notes are not intended to be offered, sold or otherwise made available and should not be offered, sold or otherwise made available to any retail investor in the U.K. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is neither:

(i)	a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor

(ii)	a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the New Qwest Notes to be offered so as to enable an investor to decide to buy or subscribe the New Qwest Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the New Qwest Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the New Qwest Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Each Dealer Manager and Solicitation Agent has:

(a)

only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the New Qwest Notes in circumstances in which Section 21(1) of the FSMA does not apply to Qwest; and

(b)	complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the New Qwest Notes in, from or otherwise involving the U.K.

This prospectus is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K. and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Notice to Prospective Investors in Canada

The New Qwest Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the New Qwest Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Dealer Managers and Solicitation Agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The New Qwest Notes have not been and will not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the New Qwest Notes have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the New Qwest Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The New Qwest Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the New Qwest Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

The Dealer Managers and Solicitation Agents have acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Dealer Managers and Solicitation Agents have represented, warranted and agreed that they have not offered or sold any New Qwest Notes or caused the New Qwest Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any New Qwest Notes or cause the New Qwest Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Qwest Notes, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (b) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of the Issuer’s obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the New Qwest Notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the New Qwest Notes. The New Qwest Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the New Qwest Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the New Qwest Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the New Qwest Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in South Korea

The New Qwest Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the New Qwest Notes have not been and will not be offered, sold, or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the New Qwest Notes, the New Qwest Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the New Qwest Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the New Qwest Notes, (c) the New Qwest Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities and the prospectus and (e) the Issuer, the Dealer Managers and the Solicitation Agents shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Taiwan

The New Qwest Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority or agency of Taiwan pursuant to applicable securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission and/or other regulatory authority or agency of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the New Qwest Notes or the provision of information relating to this prospectus.

The New Qwest Notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the New Qwest Notes shall be binding on us until received and accepted by us or any agent outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to Prospective Investors in the United Arab Emirates

The offering of the New Qwest Notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the New Qwest Notes may not be offered to the public in the UAE (including the DIFC). This prospectus is being issued to a limited number of institutional and individual investors:

(a)

who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

(b)

upon their request and confirmation that they understand that the New Qwest Notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c)	upon their confirmation that they understand that the prospectus must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

VALIDITY OF NOTES

The validity of the New Qwest Notes issued by Qwest and the validity of the Guarantees of the New Qwest Notes is passed upon for us by Latham & Watkins LLP, New York, New York, Nathan Bartell, Esq., Associate General Counsel of Qwest with respect to certain matters of Colorado law and Jones Walker L.L.P with respect to certain matters of Louisiana law. Cravath, Swaine  & Moore LLP, New York, New York, will act as counsel for the Dealer Managers and Solicitation Agents.

EXPERTS

The consolidated financial statements of Qwest Corporation and subsidiaries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Lumen Technologies, Inc. and subsidiaries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Qwest Corporation

OFFERS TO EXCHANGE

CERTAIN OUTSTANDING NOTES OF QWEST CORPORATION AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURES

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Attn: Michael Horthman

Banks and Brokers Call: (212) 257-2075

All Others Call Toll Free: (800) 755-3105

Email: lumen@dfking.com

Any questions or requests for assistance may be directed to the Lead Dealer Manager and Solicitation Agent at the address and telephone numbers set forth below. Requests for additional copies of this Prospectus may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offers and the consent solicitations.

The Information Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Attn: Michael Horthman

Banks and Brokers Call: (212) 257-2075

All Others Call Toll Free: (800) 755-3105

Email: lumen@dfking.com

The Lead Dealer Manager and Solicitation Agent for the Exchange Offers and the Consent Solicitations is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention: Global Debt Advisory Group

Collect: (212) 761-1057

Toll Free: (800) 624-1808

Email: lmny@morganstanley.com